UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Sauer-Danfoss Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING

PROXY STATEMENT FOR 2005 ANNUAL MEETING

2004 ANNUAL REPORT

	Additional Information	II-28
	Notice Requirements	II-28
	Discretionary Authority	II-28
	Section 16(a) Beneficial Ownership Reporting Compliance	II-29
	Form 10-K	II-29
III.	2004 Annual Report	III-1
	Business	III-1
	NYSE Price Range, Dividends	III-1
	Certifications	III-1
	Management’s Discussion and Analysis of Financial Condition and Results of Operations	III-2
	Consolidated Statements of Income	III-26
	Consolidated Balance Sheets	III-27
	Consolidated Statement of Stockholders’ Equity and Comprehensive Income	III-28
	Consolidated Statements of Cash Flow	III-29
	Notes to Consolidated Financial Statements	III-30
	Report of Management	III-62
	Reports of Independent Registered Public Accounting Firm	III-64
	Selected Financial Data	III-67
	Chairman, Vice Chairman, Chairman Emeritus and Executive Officers and Directors	III-69
	Corporate Data	III-70

SAUER-DANFOSS INC.
250 Parkway Drive, Suite 270
Lincolnshire, Illinois 60069

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 27, 2005

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Sauer-Danfoss Inc., a Delaware corporation, will be held at Eagle Creek Resort, Eagle Creek State Park, Findlay, Illinois 62534 on Wednesday, April 27, 2005, commencing at 8:30 a.m. local time. At the meeting, stockholders will act on the following matters:

1.                To elect ten (10) directors for a term expiring at the annual meeting of stockholders to be held in 2006, and until their respective successors are duly elected and shall qualify.

2.                To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2005.

3.                To transact such other business as may properly come before the meeting or any postponement, adjournment, or adjournments.

Stockholders of record at the close of business on March 7, 2005 are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.

Whether or not you expect to attend the Annual Meeting, please either complete, date, sign, and return the accompanying proxy card in the provided envelope or vote your shares by telephone or via the Internet using the instructions on the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, whether by mail, by telephone, or via the Internet, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank, or other nominee (“Street Name”) you will need to obtain from the institution that holds your shares and bring to the meeting a proxy issued in your name, authorizing you to vote the shares.

By order of the Board of Directors,

Kenneth D. McCuskey
Corporate Secretary
Lincolnshire, Illinois
March 22, 2005

I-1

SAUER-DANFOSS INC.
250 Parkway Drive, Suite 270
Lincolnshire, Illinois 60069

PROXY STATEMENT

March 22, 2005

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The enclosed proxy is being solicited on behalf of the Board of Directors of Sauer-Danfoss Inc. (the “Company”) for use at the annual meeting of the stockholders to be held on April 27, 2005 (the “Annual Meeting”), and at any postponement, adjournment, or adjournments. Most stockholders have a choice of voting via the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The telephone voting facilities for stockholders of record will be available until 12:00 pm CDT on April 26, 2005 and the Internet voting facilities will be available until 12:00 pm CDT on April 26, 2005, the day prior to the Annual Meeting.

Any proxy given does not affect your right to vote in person at the meeting and may be revoked at any time before it is exercised by notifying Kenneth D. McCuskey, Corporate Secretary, by mail, telegram, or facsimile, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by appearing at the Annual Meeting in person and voting by ballot. Persons whose shares are held of record by a brokerage house, bank, or other nominee and who wish to vote at the meeting, must obtain from the institution holding their shares a proxy issued in such person’s name.

The Company intends to mail this Proxy Statement and the accompanying proxy on or about March 22, 2005.

Expense of Solicitation

The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying proxy and any additional information furnished to stockholders. The Company will reimburse banks, brokerage houses, custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners. In addition to solicitations by mail, officers, other regular employees and directors of the Company may, but without compensation other than their regular compensation, solicit proxies in person or by telephone, facsimile or electronic means. The Company does not expect to pay any compensation for the solicitation of proxies.

Voting of Proxies

All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in accordance with the instructions on the proxy. If no instructions are indicated on a properly completed proxy, the shares represented by that proxy will be voted for the election of the nominees for director designated below and for ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for 2005.

Persons Entitled to Vote

Only holders of common stock of the Company of record as of the close of business on March 7, 2005 are entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, 47,484,732 shares of common stock were outstanding. Holders of common stock are entitled to one (1) vote for each share held on all matters to be voted upon. Shares cannot be voted at the Annual Meeting unless the owner is present in person or represented by proxy. The directors shall be elected by an affirmative vote of a plurality of the shares that are entitled to vote on the election of directors and that are represented at the meeting by stockholders who are present in person or by proxy, assuming a quorum is present. The ten nominees for directors receiving the greatest number of votes at the Annual Meeting will be elected as directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

When a broker or other nominee holding shares for a customer votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a “Broker Nonvote.”  Properly executed proxies marked “Abstain” or proxies required to be treated as “Broker Nonvotes” will be treated as present for purposes of determining whether there is a quorum at the meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker Nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 25, 2005, with respect to shares of common stock of the Company that were owned beneficially by:  (i) each beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each of the directors; (iii) each of the executive officers of the Company named in the Summary Compensation table; and (iv) all executive officers and directors of the Company as a group.

Beneficial Owners, Directors, and Executive Officers	Number of Shares Beneficially Owned(1)		Percent of Outstanding Shares
Klaus Murmann & Co. KG(2)	36,629,787	(3)	77.1%
Danfoss Murmann Holding A/S(4)	35,415,962	(5)	74.6%
Danfoss A/S(4)	35,415,962	(5)	74.6%
Sauer Holding GmbH(2)	36,629,787	(3)	77.1%
Sauer GmbH(2)	10,474,000	(6)	22.1%
Klaus H. Murmann, Director and Chairman Emeritus(2)	36,632,787	(3)	77.1%
Hannelore Murmann(2)	36,632,787	(3)	77.1%
Nicola Keim, Director(2)	36,636,787	(3)	77.2%
Sven Murmann, Director and Vice Chairman(2)	36,636,787	(3)	77.2%
Ulrike-Murmann-Knuth(2)	36,629,787	(3)	77.1%
Jan Murmann(2)	36,629,787	(3)	77.1%
Anja Murmann-Mbappe(2)	36,629,787	(3)	77.1%
Brigitta Zoellner(2)	36,629,787	(3)	77.1%
Christa Zoellner(2)	36,629,787	(3)	77.1%
David J. Anderson, Director, President and Chief Executive Officer	145,000	(7)	*
James R. Wilcox, Executive Vice President and Chief Operating Officer	120,750		*
Karl J. Schmidt, Executive Vice President and Chief Financial Officer, Treasurer	5,360		*
Hans J. Cornett, Executive Vice President—Sales and Marketing	4,502		*
Thomas K. Kittel, Vice President—Propel Products	230,000		*
JØrgen Clausen, Director and Chairman	64,000		*
Ole Steen Andersen, Director	6,000		*
Johannes F. Kirchhoff, Director	7,400		*
Hans Kirk, Director	6,000		*
F. Joseph Loughrey, Director	8,000	(8)	*
Steven H. Wood, Director	3,000		*
All directors and executive officers as a group (19 persons)	37,406,978	(9)	78.8%

*                    Represents less than 1%.

(1)             Unless otherwise indicated in the following notes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. The following footnotes describe those shares which are beneficially owned by more than one person listed above.

(2)             The mailing address for each of these entities and persons is c/o Sauer Holding GmbH, Krokamp 35, 24539 Neumünster, Federal Republic of Germany.

(3)             These shares include 10,474,000 shares owned directly by Sauer GmbH, a German limited liability company, 7,613,825 shares owned directly by Sauer Holding GmbH, a German limited liability company (“Sauer Holding”), 300,000 shares over which Sauer Holding possesses shared voting power but no dispositive power and over which Klaus H. Murmann and Hannelore Murmann possess shared voting and dispositive power, and 18,241,962 shares owned directly by Danfoss Murmann Holding A/S (the “Holding Company”). Sauer GmbH possesses only shared dispositive power and no voting power over 10,361,500 of the shares which it owns directly, as to which an irrevocable voting proxy (the “Voting Proxy”) has been granted to the Holding Company. Sauer Holding possesses only shared voting and dispositive power over 6,812,500 of the shares which it owns directly. As a result of its 100% ownership of Sauer GmbH, Sauer Holding has shared voting and dispositive power over 112,500 of the shares owned directly by Sauer GmbH. As a result of its 50% voting power over the Holding Company, Sauer Holding has shared voting and dispositive power over the 18,241,962 shares owned directly by the Holding Company and over the 10,361,500 shares owned directly by Sauer GmbH that are subject to the Voting Proxy. Sauer Holding disclaims beneficial ownership of the 28,715,962 shares directly owned in the aggregate by Sauer GmbH and the Holding Company. As a result of its 100% ownership of Sauer Holding, Klaus Murmann & Co. KG, a German partnership (“Murmann KG”), has shared voting and dispositive power over 36,329,787 shares owned in the aggregate by Sauer GmbH, Sauer Holding, and the Holding Company. Klaus H. Murmann and Hannelore Murmann, as the general partners of Murmann KG, and Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann-Mbappe, Jan Murmann, Brigitta Zoellner and Christa Zoellner, as limited partners of Murmann KG who share the power to vote on investment decisions, also have shared voting and dispositive power over these 36,329,787 shares. Murmann KG, Klaus H. Murmann, Hannelore Murmann, Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann-Mbappe, Jan Murmann, Brigitta Zoellner and Christa Zoellner each disclaim beneficial ownership of these 36,329,787 shares owned directly in the aggregate by Sauer GmbH, Sauer Holding, and the Holding Company. Murmann KG, by virtue of its 100% ownership of Sauer Holding, has shared voting, but no dispositive, power over 300,000 shares over which Sauer Holding has shared voting, but no dispositive, power. Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann-Mbappe, Jan Murmann, Brigitta Zoellner, and Christa Zoellner, as limited partners of Murmann KG who share the power to vote on investment decisions, have shared voting power over these 300,000 shares. Klaus H. Murmann and Hannelore Murmann have shared voting and dispositive power over these 300,000 shares. Sauer Holding, Murmann KG, Klaus H. Murmann, Hannelore Murmann, Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann-Mbappe, Jan Murmann, Brigitta Zoellner, and Christa Zoellner each disclaim beneficial ownership of these 300,000 shares. Hannelore Murmann further disclaims beneficial ownership of 3,000 shares owned directly by Klaus H. Murmann.

(4)             The mailing address for each of these entities is DK-6430 Nordborg, Denmark.

(5)             These shares include 18,241,962 shares owned directly by the Holding Company. As a result of its 50% voting power over the Holding Company, Danfoss A/S has shared voting and dispositive power over these shares. These shares also include 10,361,500 shares owned directly by Sauer GmbH, that are subject to the Voting Proxy. The Holding Company has sole voting power, but no dispositive power (sole or shared), over these shares. Danfoss A/S has shared voting and dispositive power over these shares. These shares also include 6,812,500 shares owned directly by Sauer Holding, as to which the Holding Company and Danfoss A/S have shared voting and dispositive power. The Holding Company disclaims beneficial ownership of 6,812,500 of these shares. Danfoss A/S disclaims beneficial ownership of all 35,415,962 of these shares.

(6)             These shares are owned directly by Sauer GmbH but, pursuant to the Voting Proxy, Sauer GmbH has neither sole nor shared voting or dispositive power over 10,361,500 of these shares.

(7)             Mr. Anderson disclaims beneficial ownership with respect to 50,000 of these shares which are owned directly by his wife.

(8)             Mr. Loughrey disclaims beneficial ownership with respect to 3,000 of these shares which are owned directly by his wife.

(9)             Includes stock owned by the spouses and children of certain directors and executive officers.

GOVERNANCE OF THE COMPANY

The Company’s Board of Directors (the “Board”), currently has ten members, three of whom meet the New York Stock Exchange standard for independence. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. All members of the Audit Committee and Compensation Committee are independent directors, but the two members of the Nominating Committee are not independent. The corporate governance listing standards of the New York Stock Exchange provide that a company of which more than 50% of the voting power is held by an individual, a group or another company need not comply with the Exchange’s listing standards requiring that a majority of the Board be independent and that listed companies have a nominating/corporate governance committee and a compensation committee each composed entirely of independent directors with a written charter that addresses specific items. The Company considers itself to be a controlled company because approximately 74.6% of the voting power of the Company’s common stock is owned or controlled by Danfoss Murmann Holding A/S. Accordingly, the Company has elected to utilize the exemption from the requirement that a majority of the Board be independent and from the provisions relating to a nominating/corporate governance committee.

The Board held four meetings during 2004. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the directors served during 2004, except that Hans Kirk attended 50% of such meetings. It is the policy of the Board that each director of the Company is expected to attend annual meetings of the stockholders of the Corporation, it being understood, however, that a director infrequently may be unable to attend annual meetings of the stockholders of the Company due to illness, a previously scheduled meeting of importance or other irreconcilable conflict. All of the directors attended the Company’s annual stockholders meeting in May of 2004, except for Mr. Kirk.

The non-management directors of the Company have adopted a schedule to meet in private session at the end of each regular meeting of the Board without any management director or executive officer being present. The non-management directors have also adopted the policy that the Chairman of the Board, or in his absence, the Vice Chairman, shall preside at all such meetings. In addition, at least once a year, only independent, non-employee directors shall meet in private session.

Basis for Board Determination of Independence of Directors

The Board has adopted Corporate Governance Guidelines (the “Guidelines”), that provide, among other things, that at least three directors must be independent. The Guidelines can be viewed on the Company’s website at www.sauer-danfoss.com, and the Company will mail without charge, a copy of the Guidelines upon written request to Kenneth D. McCuskey, Corporate Secretary at 2800 East 13th Street, Ames, Iowa 50010. To be considered “independent” under the Guidelines, a person must be determined by the Board to have no material relations, directly or indirectly, with the Company or its affiliates or any other director or elected officer of the Company, and must otherwise be independent as that term is defined under the listing standards of the New York Stock Exchange, but also without the appearance of any conflict in serving as a director. In addition to applying these guidelines, the Board shall consider all relevant facts and circumstances in making an independence determination.

The Board undertook its annual review of director independence with respect to the three persons considered independent at its meeting on February 23, 2005. The Board determined whether the three persons under consideration met the objective listing standards of the New York Stock Exchange regarding the definition of “independent director,” which standards provide that a director is not independent if:

•       The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•       The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•       (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•       The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that Company’s compensation committee.

•       The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board also considered whether there were any other transactions or relations between each of said three persons or any member of his immediate family and the Company and its subsidiaries and affiliates that would affect the independence of such persons and concluded that there were none.

As a result of its review, the Board affirmatively determined that Johannes F. Kirchhoff, F. Joseph Loughrey and Steven H. Wood are independent of the Company and its management under the standards set forth in the Guidelines.

Executive Committee

The Executive Committee possesses all of the powers of the Board, except for certain powers specifically reserved by Delaware law to the Board. The Executive Committee took no action during 2004. JØrgen M. Clausen, Sven Murmann and David J. Anderson are the current members of the Executive Committee.

Audit Committee

The Audit Committee is currently composed of three directors, none of whom is an employee of the Company. The Audit Committee currently consists of Messrs. Wood (Chairman), Kirchhoff and Loughrey. All of the members of the Audit Committee are independent within the meaning of the Securities and Exchange Commission’s (“SEC”) regulations, the current listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange listing standard of having accounting or related financial management expertise.

The Board has also determined that Steven H. Wood meets the SEC’s criteria of an “audit committee financial expert.”  Mr. Wood’s extensive background and experience includes presently serving as Vice President and Corporate Controller of Metaldyne Corporation, a global designer and supplier of metal-based components, assemblies and modules for the automotive industry, and formerly serving as Executive Vice President and Chief Financial Officer of Maytag Corporation. Prior to joining Maytag, he was an auditor with Ernst & Young, a public accounting firm, and successfully completed the examination for Certified Public Accountants. Mr. Wood is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the SEC’s rules under the Securities Exchange Act of 1934.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Committee also reviews the scope of the annual audit activities of the independent registered public accounting firm and the Company’s internal auditors, reviews audit and quarterly results and administers the Worldwide Code of Business Conduct and Lawful Practices and the Code of Ethics. All of the Committee’s duties and responsibilities are set forth in a written Audit Committee Charter. The Charter can be viewed on the Company’s website at www.sauer-danfoss.com and the Company will mail without charge, a copy of the Audit Committee Charter upon written request to Kenneth D. McCuskey, Corporate Secretary at 2800 East 13th Street, Ames, Iowa 50010. The Audit Committee held four meetings and three telephonic meetings during 2004.

Compensation Committee

The Compensation Committee is currently composed of three directors, none of whom is an employee of the Company. The Compensation Committee reviews and determines the salaries of the executive officers of the Company and administers the Company’s Annual Officer Performance Incentive Plan, 1998 Long-Term Incentive Plan and the Supplemental Executive Savings Retirement Plan. All of the duties of the Compensation Committee are set forth in a written Charter adopted by the Board in March 2004, which can be viewed on the Company’s website at www.sauer-danfoss.com and the Company will mail without charge, a copy of the Compensation Committee Charter upon written request to Kenneth D. McCuskey, Corporate Secretary at 2800 East 13th Street, Ames, Iowa 50010. The Compensation Committee held four meetings and one telephonic meeting in 2004. The current members of the Compensation Committee are Messrs. Kirchhoff (Chairman), Loughrey and Wood, all of whom are independent as defined under the current listing standards of the New York Stock Exchange.

Nominating Committee

The current members of the Nominating Committee are Messrs. Clausen and Klaus Murmann, neither of whom is independent under the New York Stock Exchange’s current listing standards. The Nominating Committee recommends to the Board proposed nominees whose election at the next annual meeting of stockholders will be recommended by the Board. The Nominating Committee acted once by unanimous written consent in 2004. The Nominating Committee does not currently have a written charter.

Consideration of Nominees, Qualifications and Procedures

The Nominating Committee of the Board adopted the policy in March 2004 that it will consider qualified candidates for director that are suggested by stockholders. Stockholders can recommend qualified candidates for director by writing to:  Nominating Committee, Attention:  Kenneth D. McCuskey, Corporate Secretary, Sauer-Danfoss Inc., 2800 East 13th Street, Ames, Iowa 50010. Recommendations should set forth detailed information regarding the candidate, including the person’s background, education, business, community and educational experience, other Boards of Directors of publicly held corporations on which the candidate currently serves or has served in the past and other qualifications of the candidate to serve as a director of the Company. All recommendations must be received by January 1 in order to be considered as a nominee for director at the annual meeting of stockholders to be held in such year. Recommendations that are received that meet the conditions set forth above shall be forwarded to the Nominating Committee for further review and consideration.

The Nominating Committee is responsible for recommending to the full Board of Directors nominees for election as directors. In evaluating director nominees, the Nominating Committee shall consider, among other things, the following factors:

•       The needs of the Company with respect to the particular talents and experience of its directors;

•       The extent to which the candidate would contribute to the range of talent, skill and expertise appropriate for the Board;

•       The ability of the candidate to represent the interests of the stockholders of the Company;

•       The candidate’s standards of integrity, commitment and independence of thought and judgment;

•       The candidate’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a director of the Company, taking into account the candidate’s services on other boards, including public and private company boards as well as not-for-profit boards, and other business and professional commitments of the candidate;

•       The knowledge, skills and experience of the candidate, including experience in the Company’s industry, business, finance, administration or public service, in light of prevailing business conditions;

•       Experience with accounting rules and practices;

•       Familiarity with national and international business matters; and

•       The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating Committee will also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the need for independent directors, the need for Audit Committee expertise and the evaluations of other candidates. Other than considering the factors set forth above, there shall be no stated minimum criteria for director nominees.

The Nominating Committee will identify candidates by first evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board decides not to re-nominate a member for election to the Board, the Nominating Committee shall identify the desired skills and experience of a new candidate in light of the factors set forth above. Current members of the Board of Directors may be polled for suggestions as to individuals meeting the criteria of the Nominating Committee, and qualified candidates recommended by stockholders shall be considered. Research may be performed to identify qualified individuals. The Nominating Committee may, but shall not be required to, engage third parties to identify or evaluate or assist in identifying potential candidates. The Nominating Committee has from time to time utilized an executive search firm to assist in identifying potential candidates.

In connection with its evaluation of candidates, the Nominating Committee shall determine which, if any, candidates shall be interviewed, and if warranted, one or more members of the Nominating Committee, and others as appropriate, shall interview prospective candidates in person or by telephone. After completing this evaluation and interview process, the Nominating Committee shall make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors.

Agreement Regarding Nominees for Director

Entities and persons under the control of Klaus H. Murmann, Chairman Emeritus and a director of the Company (the “Murmann Family”) and Danfoss A/S (“Danfoss”) have entered into an agreement regarding their ownership of the common stock owned by Danfoss Murmann Holding A/S (the “Holding Company Agreement”). Pursuant to the Holding Company Agreement, the Murmann Family and Danfoss will each identify for recommendation to the Company’s Nominating Committee three candidates for Director who may be associated with the Murmann Family or Danfoss. In addition, the Murmann Family and Danfoss will each identify for recommendation two additional candidates for Director. One such candidate recommended by the Murmann Family will be the Company’s Chief Executive Officer and President and the remaining three such candidates must be independent from and not associated or affiliated with the Murmann Family or Danfoss. With respect to the current nominees for election as Directors, Klaus H. Murmann, Nicola Keim and Sven Murmann were recommended by the Murmann Family and Messrs. Ole Steen Andersen, Clausen and Kirk were recommended by Danfoss.

Stockholder Communications with the Board

The Corporate Governance Guidelines of the Company set forth the method by which stockholders may  communicate with the Board. Stockholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group or with the entire Board of Directors as a group or with an individual director may do so in writing addressed to such person or group at: Sauer-Danfoss Inc., 2800 East 13th Street, Ames, Iowa 50010, Attn: Corporate Secretary. The Corporate Secretary shall review all such correspondence and shall forward all those not deemed frivolous, threatening or otherwise inappropriate to each member of the group or to the individual director to whom the correspondence is directed. The Corporate Secretary shall maintain a log of all correspondence received by the Corporation that is addressed to members of the Board and directors may at any time review such log and request copies of any such correspondence. Letters containing concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Company’s Internal Corporate Counsel and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct and Code of Ethics

The Company has had a code of conduct in effect for a number of years. The current version, the Sauer-Danfoss Inc. Worldwide Code of Legal and Ethical Business Conduct (the “Code of Conduct”) was adopted by the Board in September 2002. The Code of Conduct applies to every employee, agent, representative, consultant and director of the Company. The Code of Conduct  requires that the Company’s employees, agents, representatives, consultants and directors avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests.

Overall administration of the Code of Conduct is the responsibility of the Audit Committee and the day-to-day administration of the Code of Conduct is the responsibility of the Corporate Business Conduct Committee that assists the Company’s employees in complying with the requirements of the Code of Conduct. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

The Company has also adopted the Sauer-Danfoss Inc. Code of Ethics for Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Other Senior Finance Staff (the “Code of Ethics”). The Code of Ethics is intended to comply with the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and regulations of the SEC. The Code of Ethics is intended to promote honesty and integrity, the avoidance of conflicts of interests, full, accurate, and timely disclosure of financial reports, and compliance with laws and regulations and other matters.

The Code of Conduct and the Code of Ethics are posted on the Company’s website at www.sauer-danfoss.com. The Company will mail without charge, upon written request, a copy of the Code of Conduct and/or Code of Ethics. Requests should be sent to Kenneth D. McCuskey, Corporate Secretary at 2800 East 13th Street, Ames, Iowa  50010.

Compensation of Directors

Directors who are not employees of the Company receive quarterly retainers of $6,000 ($24,000 per annum), plus $1,000 for each Board meeting attended and $500 for participation in a telephonic meeting, together with expenses relating to their duties as directors. A non-employee director that serves as a chair of a committee shall receive an additional $500 for attending a meeting and an additional $250 for each telephonic meeting in which he participates of a committee for which he serves as chair. The Vice Chairman receives a total quarterly retainer of $10,000 ($40,000 per annum) and the Chairman receives a total quarterly retainer of $20,000 ($80,000 per annum).

Pursuant to the Non-Employee Director Stock Option and Restricted Stock Plan, the Board has determined that following each annual meeting of stockholders, each non-employee director shall receive 1,500 shares of Restricted Common Stock of the Company. All shares of Restricted Common Stock of the Company will vest on the third anniversary of the date of grant. The non-employee directors will have voting and dividend rights with respect to the Restricted Common Stock, but the Restricted Common Stock will be forfeited upon termination of service from the Board for any reason prior to the third anniversary of the grant, unless otherwise determined by the Board in its discretion.

Related Transactions

The Board approved the payment of $300,000 in 2003 to sponsor an 85-foot sailing yacht, named UCA, owned by Klaus Murmann, a director of the Company who at the time was also Chairman of the Company, in connection with UCA’s participation in open seas competitive racing. The Audit Committee of the Company approved the expenditure of an additional $150,000 in 2004 with respect to the sponsorship of UCA. Mr. Murmann has leased the yacht to a third party entity for the amount of 3,000 Euros per month, and such entity bears all the expenses of maintaining and operating the racing yacht with respect to competitive racing. It is anticipated that the lease will continue through the end of 2005, although the Company will not provide any sponsorship during 2005. Mr. Murmann participates in some of UCA’s racing competition as its skipper, including the 2003 DaimlerChrysler North Atlantic Challenge from Newport, Rhode Island to Hamburg, Germany, in which UCA recorded the fastest time of all participating yachts. UCA also has nine other sponsors that assist in financing its participation in international races. In return for its sponsorship, the Company’s logo is embossed on the main sail of the yacht and the Company has the right to, and did several times in 2003 and 2004, entertain customers, suppliers and employees on the yacht. In addition, the Board believes that sponsorship of UCA will increase the Company’s international visibility.

The Company contributed $348,000 in January 2005 to the Danfoss Universe Park (“Danfoss Universe”), which is a science park located in Nordborg, Denmark that will demonstrate the value of and relationships between science, technology and quality of life. The principal sponsor of Danfoss Universe is the Bitten and Mads Clausen Foundation, which is the principal shareholder of Danfoss A/S, which is a 50% owner of Danfoss Murmann Holding A/S that is the beneficial owner of approximately 74.6% of the common stock of the Company. JØrgen Clausen, Chairman and a director of the Company, and Ole Steen Andersen and Hans Kirk, directors of the Company, are executive officers of Danfoss A/S and members of its Executive Committee. The funds contributed by the Company will be used to finance two exhibits that will demonstrate hydraulic power and the use thereof by the Company’s products. The Audit Committee of the Board approved the expenditures.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Sauer-Danfoss Inc. (the “Corporation”) Audit Committee Charter, as amended in March 2004, provides that the purpose of the Audit Committee of the Board of Directors (the “Board”) of the Corporation is to represent and assist the Board with the oversight of:

•       the accounting, reporting and financial practices of the Corporation, including the integrity of the Corporation’s financial statements;

•       the functioning of the Corporation’s systems of internal accounting and financial controls;

•       the independent auditor’s qualifications and independence;

•       the performance of the Corporation’s internal audit function and the independent auditor.

The full text of the Audit Committee Charter is available at the Company’s website at www.sauer-danfoss.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the scope of the annual audit activities of the independent auditors and the Corporation’s internal auditors. The Audit Committee has discussed with KPMG LLP (‘KPMG”), the Corporation’s independent registered public accounting firm, the overall scope and plans for their audit. The Audit Committee met with KPMG, with and without management present, to discuss the results of their audits, their evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting.

In addition, the Audit Committee continued to monitor the scope and adequacy of the Corporation’s internal auditing program, including a review of staffing. In September 2004, the Audit Committee retained Deloitte & Touche LLP to perform the Corporation’s internal audit function.

The Audit Committee met with both management and KPMG to review and discuss the audited financial statements.

The Audit Committee reviewed with KPMG their judgments as to the quality and acceptability of the Corporation’s accounting principles. The Audit Committee’s review included discussion with KPMG of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communications With Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the Independence Standards Board, Standard No. 1, “Independence Discussions With Audit Committees,” and has discussed with KPMG, among other things, matters relating to its independence. The Audit Committee has also considered the compatibility of the nonaudit services provided by KPMG with its independence.

As of December 31, 2004, management of the Corporation completed the documentation, testing and evaluation of the Corporation’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and regulations thereunder. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and KPMG at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of the Corporation’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited financial statements for the year ended December 31, 2004 be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
Steven H. Wood, Chairman
Johannes F. Kirchhoff
F. Joseph Loughrey

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning total compensation awarded or paid to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company, who served in such capacities as of December 31, 2004 (the “Named Executive Officers”), for services rendered to the Company in all capacities during each of the last three fiscal years ended December 31, 2004.

SUMMARY COMPENSATION TABLE

								Long Term Compensation
	Annual Compensation							Awards Restricted	Payouts
						Other Annual		Stock	LTIP	All Other
Name and Principal						Compensation		Awards	Payouts	Compensation
Position	Year	Salary ($)		Bonus ($)		($)		($)(1)(2)	($)(3)	($)(4)
David J. Anderson	2004	503,857	(5)	521,881	(5),(12)	—		—	187,043	664
President	2003	444,369		186,635		—		—	—	—
and Chief Executive Officer	2002	413,515	(6)	177,001		83,046	(7)	—	—	—
James R. Wilcox	2004	403,082		337,828		—		—	238,471	8,200
Executive Vice	2003	365,815		153,642		—		—	—	8,000
President and Chief Operating Officer	2002	393,031	(6)	175,257		89,847	(8)	—	—	8,000
Karl J. Schmidt	2004	277,133		232,574		—		—	233,803	8,200
Executive Vice	2003	321,355	(6)	246,156		98,404	(9)	—	—	8,000
President and Chief Financial Officer, Treasurer	2002	251,054		179,504		—		—	—	4,962
Hans J. Cornett	2004	244,876		205,214		—		—	196,377	8,200
Executive Vice	2003	221,609		93,076		—		—	—	8,000
President—Sales and Marketing	2002	210,906		119,314		—		—	—	8,000
Thomas K. Kittel	2004	248,360	(10)	133,197	(11)	—		—	98,887	—
Vice President—	2003	208,642	(10)	23,514	(11)	—		—	—	—
Propel Products	2002	155,258	(10)	68,745	(11)	—		—	—	—

(1)   Performance Units granted in 2004 are set forth below in the table under “Long-Term Incentive Plan Awards”.

(2)   On December 31, 2004, the Named Executive Officers held the following target number of Performance Units with the following value, based on the closing per share price of common stock of the Company on December 31, 2004, of $21.81: Mr. Anderson—77,914 Units with a value of $1,699,304; Mr. Wilcox—58,738 Units with a value of $1,281,076; Mr. Schmidt—41,057 Units with a value of $895,453; Mr. Cornett—35,640 Units with a value of $777,308; and Mr. Kittel— 20,830 Units with a value of $454,302. These Units are performance-based target units and, unless otherwise determined by the Committee, are only paid out if and when the performance goals (described below in the table under “Long-Term Incentive Plan Awards”) are satisfied. Each of the Named Executive Officers receives dividend equivalents on the target number of Performance Units.

(3)   Payout of Performance Units awarded under the Company’s 1998 Long-Term Incentive Plan pursuant to Special 2002 Performance Unit Awards granted in March 2004 to replace the original grants made in 2002, based on performance during 2004. The value of each earned Performance Unit was $21.81, which was the market price of a share of the common stock of the Company on December 31, 2004, the date the Units vested. Messrs. Anderson, Wilcox and Kittel received payment for their earned Performance Units all in cash, which were 8,576 Units for Mr. Anderson, 10,934 Units for Mr. Wilcox and 4,534 Units for Mr. Kittel. Messrs. Schmidt and Cornett each received half of their earned Performance Units in the form of shares of the Company’s common stock and half in cash, with Mr. Schmidt receiving 5,360 shares of the Company’s common stock and Mr. Cornett receiving 4,502 shares of the Company’s common stock.

(4)   The amounts shown represent Company contributions to the 401(k) Plan on behalf of all of the Named Executive Officers, except for Mr. Anderson who is not eligible for Company contributions to the 401(k) Plan, provided under the same terms and conditions that apply to U.S. employees generally. The amount for Mr. Anderson represents above-market amounts earned on deferred compensation during 2004.

(5)   Includes amounts earned but deferred until a later year.

(6)   Includes two months salary, grossed up for taxes, for dislocation allowances for moves to the Chicago area.

(7)   Includes $70,838 in reimbursement for relocation expenses for move to the Chicago area.

(8)   Includes $84,156 in reimbursement for relocation expenses for move to the Chicago area.

(9)   Includes $79,508 in reimbursement for relocation expenses for move to the Chicago area.

(10) Payments were made in Euros and converted to U.S. dollars for this table using weighted average annual exchange rates for 2004, 2003, and 2002.

(11) Payments were made in Euros and converted to U.S. Dollars for this table using the exchange rate for February 24, 2005, March 25, 2004 and March 25, 2003.

(12) Includes a discretionary bonus of $100,000 awarded by the Compensation Committee in recognition of Mr. Anderson’s 2004 performance and to compensate for the fact that the payout to Mr. Anderson under the Special 2002 Performance Unit Award was inappropriately low as it was based on a grant under the LTIP made when Mr. Anderson was not CEO. Mr. Anderson was CEO during the entire performance period for the Special 2002 Performance Unit Award during which the financial results produced  a payout of Performance Units at the maximum level.

Long-Term Incentive Awards

The following table sets forth, for the Named Executive Officers, certain information regarding grants made in 2004 under the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

	Number of	Performance	Estimated Future Payouts Under
	shares,	or other	Non-Stock Price-Based
	units or	period until	Plans (2)(3)
	other rights	maturation or	Threshold	Target	Maximum
Name and Principal Position	(#)(1)	payout	(#)	(#)	(#)
David J. Anderson	4,288	1/1/04-12/31/04	2,144	4,288	8,576
President and	35,939	1/1/04-12/31/05	17,970	35,939	71,878
Chief Executive Officer	41,975	1/1/04-12/31/06	20,988	41,975	83,950
James R. Wilcox	5,467	1/1/04-12/31/04	2,734	5,467	10,934
Executive Vice President	25,158	1/1/04-12/31/05	12,579	25,158	50,316
and Chief Operating Officer	33,580	1/1/04-12/31/06	16,790	33,580	67,160
Karl J. Schmidt	5,360	1/1/04-12/31/04	2,680	5,360	10,720
Executive Vice President	17,970	1/1/04-12/31/05	8,985	17,970	35,940
and Chief Financial Officer, Treasurer	23,087	1/1/04-12/31/06	11,544	23,087	46,174
Hans J. Cornett	4,502	1/1/04-12/31/04	2,251	4,502	9,004
Executive Vice President—	15,240	1/1/04-12/31/05	7,620	15,240	30,480
Sales and Marketing	20,400	1/1/04-12/31/06	10,200	20,400	40,800
Thomas K. Kittel	2,267	1/1/04-12/31/04	1,134	2,267	4,534
Vice President—	8,035	1/1/04-12/31/05	4,018	8,035	16,070
Propel Products	12,795	1/1/04-12/31/06	6,398	12,795	25,590

(1)          Above awards were made in accordance with the terms of the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan. The awards are the target number of Performance Units with the actual number of Units to be based on performance. Dividend equivalents are paid on the Units at the same rate and at the same time as dividends on the number of shares of common stock equal to the target number of Units. Target awards are based upon a percentage of base salary and vary depending upon the individual’s position and responsibilities within the organization. During 2004, two special grants were made to replace original grants made under the Incentive Plan in 2002 and 2003. Said awards were prorated over the remaining periods of such grants.

(2)          Estimated Future Payouts are based upon the Simple Average Actual Return on Net Assets (RONA) as derived from the consolidated financial statements of the Company.  For the Performance Period of January 1, 2004 to December 31, 2004, the Company achieved a RONA in excess of 10.5% resulting in payment of the Maximum amount (200% of Target); for the Performance Period of January 1, 2004 to December 31, 2005, the achievement of 8% RONA will result in payment of the threshold amount (50% of Target); achievement of 9.5% RONA will result in payment of the Target amount (100% of Target); and achievement of 11% RONA will result in payment of the Maximum amount (200% of Target); for the Performance Period of January 1, 2004 to December 31, 2006, the achievement of 9% RONA will result in payment of the threshold amount (50% of Target); achievement of 10.5% RONA will result in payment of the Target amount (100% of Target); and achievement of 11.5% RONA will result in payment of the Maximum amount (200% of Target).

(3)          As determined by the Compensation Committee, the payout of earned Performance Units reflected in the above table with the performance period of January 1, 2004 to December 31, 2004 was paid out

100% in cash to Messrs. Anderson, Wilcox and Kittel and was paid out 50% in cash and 50% in shares of the Company’s common stock to Messrs. Schmidt and Cornett. The amount of cash paid was equal to the fair market value of a share of common stock of the Company as of December 31, 2004, multiplied by the number of earned Performance Units paid in cash. The Compensation Committee has determined that the payout of any earned Performance Units reflected in the above table with the performance periods ending on December 31, 2005 and December 31, 2006 will be paid out 100% in shares to Messrs. Anderson, Wilcox, Schmidt, Cornett and Kittel, with a number of shares withheld from such payout equal to the value required to satisfy the Company’s minimum statutory tax withholding requirements.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved			1,550,716	(1)
by security holders	306	$8.17	194,000	(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	306	$8.17	1,744,716

(1)          The Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan is an incentive compensation plan that permits the grant of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units, and Other Incentive Awards. The number of shares remaining available for future issuance under this Plan, after reduction for the outstanding grants described in the following sentence, is 1,550,716, provided, however, that the remaining maximum number of Shares of Restricted Stock that may be granted is 1,029,450. Outstanding grants under this Plan as of December 31, 2004, consisted of 306 Non-Qualified Stock Options and 640,190 Performance Units which, if earned, will be paid in shares of Common Stock of the Company, as determined by the Compensation Committee.

(2)          The Sauer-Danfoss Inc. Non-Employee Director Stock Option and Restricted Stock Plan is an incentive compensation plan that permits the grant of Non-Qualified Stock Options and Shares of Restricted Stock. After reduction for outstanding grants, the number of shares remaining available for future issuance under this Plan, in the form of either options or Restricted Stock or any combination thereof, is 194,000. All outstanding grants under this Plan are currently in the form of 34,000 shares of Restricted Stock.

Retirement Plans

U.S. Retirement Plan.   The following table sets forth the estimated annual benefits payable under the Sauer-Danfoss Employees’ Retirement Plan (the “U.S. Retirement Plan”) to participants retiring at a normal retirement date of January 1, 2005, for the specified average annual earnings and years of participation. The benefits have been calculated on the basis of a straight-life annuity.

U.S. RETIREMENT PLAN TABLE

Average
Annual	YEARS OF PARTICIPATION
Earnings	15	20	25	30
$150,000	$36,554	$48,749	$60,937	$73,083
$175,000	$43,375	$57,846	$72,308	$86,721
$200,000	$50,030	$66,721	$83,404	$100,027
$225,000	$52,346	$69,809	$87,262	$104,656
$250,000	$52,346	$69,809	$87,262	$104,656
$275,000	$52,346	$69,809	$87,262	$104,646

NOTE:   Compensation shown is for the final year in each calculation. In order to obtain Final Average Compensation, historic salary growth was assumed to have been 5% per year.

Under the U.S. Retirement Plan, the monthly amount of Mr. Anderson’s retirement benefit at his normal retirement date (the date the participant reaches age 65) is calculated pursuant to a formula contained in the plan based on (i) the average of the participant’s highest five-year annual earnings less an offset for Social Security benefits and (ii) the participant’s years of participation in the U.S. Retirement Plan. Messrs. Cornett’s, Schmidt’s and Wilcox’s benefits are provided by a 2% of pay annual credit under the cash balance component of the U.S. Retirement Plan. Mr. Wilcox’s benefit is a combination of the cash balance component and a prior benefit under the retirement plan (7.7 years of prior service).

The U.S. Retirement Plan is a defined benefit pension plan intended to be qualified under Section 401(a) of the Code. Benefits are based only on salary and any sales commissions (the Company currently pays no sales commissions). The current compensation covered by the U.S. Retirement Plan for Messrs. Anderson, Cornett, Schmidt and Wilcox are the amounts set forth under “Salary” in the Summary Compensation Table. No other Named Executive Officer participated in the U.S. Retirement Plan.

Messrs. Anderson, Cornett, Schmidt and Wilcox have completed 20.4, 3.2, 3.0 and 11.7 years of participation, respectively, and their estimated annual U.S. Retirement Plan benefits at their normal retirement dates, assuming their present salaries and present Social Security benefits remain unchanged, would be $107,904, $5,513, $6,764 and $25,244, respectively.

Mr. Kittel participates in the pension plan covering most of the Company’s German employees. The plan is similar in nature to a defined benefit plan in the United States, with the exception that the plan is unfunded. Under the plan, a monthly pension is paid to employees who retire after attaining the age of 65, calculated pursuant to a formula based on (i) a percentage of each employee’s base monthly salary as of the end of October of each year and (ii) the participant’s years of service. Mr. Kittel completed 16 years of service as of December 31, 2004, and assuming that his present salary remains unchanged and that he will retire at age 65, his pension will be $26,596 per year to be paid in Euros.

U.S. Supplemental Plans.   The Code generally limits to $170,000, indexed for inflation, the amount of any annual benefit that may be paid from the U.S. Retirement Plan. Moreover, the U.S. Retirement Plan may consider no more than $210,000, as indexed for inflation, of a participant’s annual compensation in determining that participant’s retirement benefit. In recognition of these two limitations, the Company has adopted a Supplemental Retirement Benefit Plan (the “U.S. Supplemental Plan”). The U.S. Supplemental Plan is designed to provide supplemental retirement benefits to the extent that a participant’s benefits under the U.S. Retirement Plan are limited by either the $170,000 annual benefit limitation or the $210,000 annual compensation limitation. Under the U.S. Supplemental Plan, however, the actual payment of supplemental benefits is entirely at the discretion of the Company.

At January 1, 2005, Mr. Anderson was a participant in the U.S. Supplemental Plan. The estimated annual supplemental retirement benefit for Mr. Anderson at his normal retirement date at age 65, assuming his present salary until retirement, would be $164,024. No other Named Executive Officer is entitled to benefits under the U.S. Supplemental Plan.

The Company has also adopted an unfunded Supplemental Executive Savings Retirement Plan (“SESRP”) which provides for Company contributions for certain participants in the Company’s defined contribution retirement plan (the “U. S. 401(k) Plan”) and in the Company’s cash balance component in the U.S. Retirement Plan. Under the U.S. 401(k) Plan, for certain participants, the Company makes base contributions of 2% of eligible compensation and a matching contribution of up to 2% of eligible compensation. The Code and the U.S. 401(k) Plan place certain limitations on participants’ ability to receive Company base or Company matching contributions into the U. S. 401(k) Plan, including the annual limitation on eligible compensation of $210,000, indexed for inflation, and the annual employee elective deferral limitation of $14,000, indexed for inflation. The Code and the U.S. Retirement Plan similarly place certain limitations on participants’ ability to receive 2% compensation credits into the cash balance component of the U.S. Retirement Plan, including the annual limitation on eligible compensation of $210,000, indexed for inflation. Participants whose Company contributions into the U.S. 40l(k) Plan and compensation credits into the cash balance component of the U.S. Retirement Plan are limited by these provisions are eligible to receive supplemental Company credits to the SESRP, to the extent that such contributions are limited. Mr. Anderson is not a participant in the SESRP. Messrs. Cornett, Schmidt and Wilcox are participants in the SESRP and their accrued benefits under the SESRP as of December 31, 2004 are $4,816, $8,900 and $34,814, respectively. The estimated annual supplemental retirement benefit under the SESRP for Messrs. Cornett, Schmidt and Wilcox at their normal retirement dates at age 65, assuming their present salaries until retirement, current IRS limits and assumed earnings, would be $37,530, $92,004 and $124,954, respectively. Participants in the SESRP are able to direct a portion of their unfunded account balance into a variety of hypothetical investment alternatives that mirror investment alternatives and returns available under the U.S. 401(k) Plan.

Employment And Severance Arrangements

The Company has entered into employment contracts with Messrs. Anderson, Wilcox, Schmidt, Cornett and Kittel that provide for annual base salaries of not less than $425,000, $350,000, $260,000, $210,000 and Euros 164,626 respectively, along with participation in the Company’s bonus plan, benefit plans and perquisites for which they are currently eligible and in any plans substituted therefore. Each of the named Executives is also eligible for not less than four weeks’ paid vacation in any twelve-month period, except that Mr. Kittel shall be entitled to vacations according to German law and holidays according to German customs.

If the Executive terminates the contract for good reason, or if the Company terminates the contract without good cause, the contract provides that the termination date shall be no earlier than 30 days following the date on which a notice of termination is delivered. In the event of such termination, the

Executive shall be entitled to receive: a) any accrued benefits; b) a pro-rata annual incentive; c) a lump sum payment in cash equal to the Executive’s base salary and target annual incentive opportunity multiplied by one and one-half; d) continuation of medical plan benefits for one year, provided that such benefits would be reduced to the extent comparable medical benefits are made available from a successor employer; and e) executive level career outplacement services.

The contracts contain a change-in-control provision in the event the Executive’s employment is terminated within two years following a change-in-control, unless such termination is: (i) by the Company for cause; (ii) by reason of Death, Disability or Retirement; or (iii) by the Executive without Good Reason, then in lieu of all other benefits provided to the Executive, the Company shall pay to the Executive: (a) any accrued benefits; (b) a pro-rata annual incentive payment; (c) a lump-sum payment in cash equal to the Executive’s base salary and target incentive opportunity multiplied by one and one-half; and (d) a lump sum payment in cash equal to ten percent of the Executive’s base salary in lieu of medical plan benefits.

In case of termination due to death, the Executive’s estate or representative shall be entitled to receive any accrued benefits plus a lump sum payment in cash equal to one year’s base salary and a pro-rata incentive amount. For those immediate family members who were participating in the Company’s medical benefit plan as of the date of death, medical benefits shall continue for the one-year period immediately following the date of death.

Should an Executive be incapable of performing his principal duties because of physical or mental incapacity for a period of 180 consecutive days in any 12-month period, they shall be considered disabled and employment terminated. The Executive shall be entitled to: (a) accrued benefits; (b) a lump sum payment in cash equal to one year’s base salary; (c) the pro-rata annual incentive; and (d) the continuation of medical benefits for one year.

Notwithstanding any of the foregoing, no payment or benefit relating to Mr. Kittel may be reduced if such reduction is contrary to any mandatory legal requirement.

The contracts contain a covenant not to compete for a term of 18 months following termination of the contract. The contracts also contain covenants prohibiting the disclosure of confidential information and developments and the solicitation of customers and employees.

In addition to the above terms and conditions, Mr. Schmidt’s contract provides that as a hiring bonus for the calendar years 2002, 2003 and 2004 his minimum compensation shall be no less than his base salary plus 65% of the target payouts under the Annual Officer Performance Incentive Plan and the Long-Term Incentive Plan.

Report of the Compensation Committee

The information contained in the following report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Role of the Compensation Committee

The Compensation Committee of the Board (the “Committee”) establishes and administers the executive compensation program for the Chief Executive Officer and other elected officers of the Company (“Executives”), including base salaries, the Company’s Annual Officer Performance Incentive Plan and the Company’s 1998 Long-Term Incentive Plan. The Committee currently consists of three non-employee directors, who have no interlocking relationships.

During 2004, the Compensation Committee adopted a written charter to govern its operations. Committee members have evaluated their performance relative to the charter and have determined that the Committee is in compliance with its Charter. Additional information regarding the role of the Compensation Committee is included in the Committee’s Charter, which is posted on the Company’s website:  www.sauer-danfoss.com.

Compensation Philosophy and Objectives

The Committee has adopted a Global Reward Philosophy that contains the following compensation philosophy and objectives as they pertain to Executives:

(a)            Global compensation and benefit programs must help attract, motivate, and retain the people needed to achieve the Company’s business goals and success.

(b)           These programs must support the Company’s vision, core competencies and business values, driving behaviors and performance that enhance the return to Stockholders.

(c)            Such programs should support employee involvement, be market driven, reward success, create shared responsibility, maximize value, be administered with both ethics and integrity and provide balance between the interests of Stockholders and Employees.

The current components of the Company’s executive total compensation program include:

(a)             An annual base salary;

(b)            An annual variable cash performance incentive;

(c)             Long-term stock-based incentives; and

(d)            A competitive benefit package.

These components consider individual performance, the Company’s performance, and market data regarding comparable positions at other companies in similar industries served by the Company.

It is the intent of the Committee to provide to the Company’s Executives a total compensation package that will be targeted at the competitive market median with the opportunity to achieve the 75th percentile through variable pay, long-term incentive programs and personal growth.

Base Salaries

In December 2003 the Committee reviewed and approved 2004 annual base salaries for the Company’s Executives. The Committee based its decision on market survey data, the performance of each Executive and the recommendations of the Company’s Chief Executive Officer.

Variable Cash Incentive Awards

The Committee believes that a substantial portion of the annual compensation of each Executive should be in the form of variable cash incentive pay. The Committee approved participation of the Company’s Executives in the Sauer-Danfoss Inc. Annual Officer Performance Incentive Plan for 2004 (“AOPI Plan”). Under the AOPI Plan, a target award is set for each participating Executive and such target award is stated as a percentage of the Executive’s base salary for the year. The incentive opportunity levels are according to the Executive’s position and responsibilities, and are based on achievement of Earnings Before Interest and Taxes (EBIT) and Sales Growth. Actual awards, if any, are based on the extent to which the Company achieves the EBIT and Sales Growth goals. The achievement of 6.0% EBIT and 18.8% Sales Growth for the year ended December 31, 2004, resulted in calculated payments of 136% of target.

Long-Term, Stock-Based Incentive Awards

The goal of the Company’s long-term, stock-based incentive awards is to align the interests of Executives with stockholders and to provide each Executive with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee approved new awards during 2004 of Performance Units as allowed under the terms of the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan (“Long-Term Incentive Plan”). Threshold, Target and Maximum performance-related payouts based on Return on Net Assets (“RONA”) over a three-year performance period were approved. Participation and Target Awards were approved according to the Executive’s position and responsibilities. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in shares of common stock of the Company (or in a combination thereof). The number of shares of common stock to be issued, if any, shall equal the number of earned Performance Units designated by the Committee to be paid in shares. The amount of cash, if any, shall be equal to the fair market value of a share of common stock of the Company as of the close of the applicable performance period multiplied by the number of Performance Units designated by the Committee to be paid in cash.

In addition, the Committee approved the replacement of the 2002 and 2003 grants with prorated grants for the remaining performance periods. Participants were granted 1/3 and 2/3 of their original awards respectively. These special prorated grants were made in the form of Performance Units, with one year and two year performance periods, and cancelled the original 2002 and 2003 grants.

The one-year performance period for the Performance Units granted to replace the 2002 grants under the Long-Term Incentive Plan ended December 31, 2004. The maximum RONA performance measure of 10.5% was exceeded, thereby resulting in payment to participants of 200% of the target number of Performance Units awarded. Such earned awards are to be paid in a combination of shares of the common stock of the Company and cash, as determined in the discretion of the Compensation Committee as allowed by the Plan.

Deferred Compensation Plan

The Company established the Sauer-Danfoss Inc. Deferred Compensation Plan for Selected Employees effective January 1, 2004 (the “Deferred Plan”). Pursuant to the Deferred Plan, certain members of management, including the Executives, may elect to defer up to 100% of his or her base salary and/or annual variable cash incentive earned for services rendered during a plan year. The Company maintains an individual bookkeeping account for deferrals made by each participant, and earnings credited to the deferrals. Payments of amounts deferred commence upon retirement or termination from service, unless a participant has made an early payment election, or in the case of severe financial hardship as approved by the Compensation Committee.

Chief Executive Officer (“CEO”) Compensation

The compensation of the CEO is reviewed annually on the same basis as discussed above for all Executives. The Company’s employment contract with Mr. Anderson provides for an annual salary of not less than $425,000. The Committee increased Mr. Anderson’s base salary from $444,369 to $500,000 for 2004, which increase was based on Mr. Anderson’s performance and a review of market data. The cash incentive earned by Mr. Anderson for 2004 under the AOPI Plan was $421,881, which was 136% of target. As a result of the Company exceeding the maximum RONA measurement (as discussed above under “Long-Term, Stock-Based Incentive Awards”), Mr. Anderson earned the maximum of 8,576 Performance Units under the Long-Term Incentive Plan for 2004, valued at $187,043 based on the 12/31/2004 closing share value of  $21.81. Whereas Mr. Anderson was not CEO at the time of the original 2002 Long-Term Incentive Plan grant, his subsequent incentive award under said grant was inappropriately low. The financial results during the performance period for the Special 2002 Plan grant resulted in payout of 200% of target and Mr. Anderson served as CEO during the entire said performance period. In order to address this discrepancy, the Committee with its discretionary authority awarded an additional bonus of $100,000 to Mr. Anderson in recognition of his 2004 performance.

Deductibility Of Executive Compensation

Internal Revenue Code Section 162(m) limits the deductibility by the Company of compensation in excess of $1,000,000 paid to each of the Named Executive Officers. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Company’s Long-Term Incentive Plan has been structured so that any compensation deemed paid in connection with the earning of Performance Units under the Long-Term Incentive Plan will qualify as performance-based compensation which will not be subject to the $1,000,000 limit. While the annual variable cash performance incentive awards discussed above under “Variable Cash Incentive Awards” are based on Company and individual performance, they are not considered “performance-based” under the technical Section 162(m) definition. However, the amount of non-performance based compensation paid to Executives for 2004 will not be in excess of $1,000,000 and the Committee has decided that it is not appropriate at this time to limit the Company’s alternatives in designing the cash compensation packages payable to the Company’s Executives.

COMPENSATION COMMITTEE:
Johannes F. Kirchhoff, Chairman
F. Joseph Loughrey
Steven H. Wood

Performance Graph

The following graph shows a comparison of the cumulative total returns from December 31, 1999 to December 31, 2004, for the Company, the Russell 2000 Index, and the CoreData, Inc.—Diversified Machinery Index (“CoreData Group Index”). The graph assumes that $100 was invested on December 31, 1999 in the Company’s common stock, the Russell 2000 Index and the CoreData Group Index, a peer group index, and that all dividends were reinvested.

COMPARE CUMULATIVE TOTAL RETURN
AMONG SAUER-DANFOSS INC.,
RUSSELL 2000 INDEX AND COREDATA GROUP INDEX

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors of the Company (the “Board”) has nominated the ten current directors for election. All directors are elected annually.

Each of the ten nominees for directors are currently directors and if elected, will serve until the 2006 Annual Meeting and until a successor has been elected and qualified, or until such director’s earlier death, resignation, or removal.

Each share is entitled to one vote for each of ten directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as directors unless otherwise directed by the stockholder. Each nominee has consented to be named and to continue to serve if elected. In the unanticipated event that a nominee becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitute.

Nominees to Serve for Directors

Ole Steen Andersen, age 58, has been a director of the Company since May 3, 2000. Mr. Andersen has been Executive Vice President and Chief Financial Officer of Danfoss A/S since April 1, 2000 and a member of its Executive Committee for more than the past five years. For more than five years prior to April, 2000, he served as Executive Vice President of Danfoss A/S. He is also Chairman of the Board of Cowi A/S, an independent Danish consulting company delivering services within the fields of engineering, environmental science, and economics, and a member of the Board of Danske Traelast which supplies materials and related services for building and home improvement in the Nordic countries.

David J. Anderson, age 57, a director of the Company since July 1, 2002, has been President and Chief Executive Officer of the Company and President of Sauer-Danfoss (US) Company, the primary U.S. operating subsidiary of the Company, since July 1, 2002. He served as Executive Vice President—Strategic Business Development of the Company from May 3, 2000, until July 1, 2002. Since joining the Company in 1984, Mr. Anderson has held various senior management positions with the Company and Sauer-Danfoss (US) Company with increasing responsibility. He is a member of the Executive Committee of the Board. He is also a member of the Board and an officer of the National Fluid Power Association.

JØrgen M. Clausen, age 56, has been a director of the Company since May 3, 2000, Chairman of the Company since May 5, 2004, and prior to that served as Vice Chairman of the Company from 2000 to 2004. He has served as the President and Chief Executive Officer and a member of the Executive Committee of Danfoss A/S for more than the past five years. He is also Chairman of the Board of Risoe National Laboratories, a Danish government-owned research organization, Chairman of Junior Achievement/Young Enterprise Europe, and a member of the Academy of Technical Sciences, a nonprofit organization promoting the technical sciences in Denmark. He is a member of the Executive Committee and the Nominating Committee of the Board.

Nicola Keim, age 44, has been a director of the Company since April 1990. Ms. Keim, a licensed German lawyer, served as a part-time internal counsel for HypoVereinsbank, a German bank, from 1999 to 2003. Ms. Keim is the daughter of Klaus H. Murmann, Chairman Emeritus and a director of the Company and a sister of Sven Murmann, Vice Chairman and a director of the Company.

Johannes F. Kirchhoff, age 47, has been a director of the Company since April 1997. Mr. Kirchhoff has been owner and Managing Director of FAUN Umwelttechnik GmbH & Co. KG, a German manufacturer of vehicles for waste disposal, since December 1994. He is Chairman of the Compensation Committee of the Board and a member of the Audit Committee of the Board.

Hans Kirk, age 62, has been a director of the Company since May 3, 2000. He has served as Executive Vice President and Chief Operating Officer and a member of the Executive Committee of Danfoss A/S for more than the past five years. He is also a director of NIRAS Group, a Danish construction consulting company and a director of The Danish Technological Institute, an independent institution approved by the Danish authorities to provide technological services to businesses and the community.

F. Joseph Loughrey, age 55, has been a director of the Company since June 23, 2000. He has served as Executive Vice President of Cummins Inc. and President—Engine Business of Cummins Inc. since October 1999. From 1996 to 1999, Mr. Loughrey served as Executive Vice President of Cummins Engine Company and Group President—Industrial and Chief Technical Officer. He also is a director of Tower Automotive, Inc., a global designer and manufacturer of structural components and assemblies and suspension systems for original equipment manufacturers of automobiles and a director of the National Association of Manufacturers (NAM) in the United States. Mr. Loughrey is a member of the Audit Committee and the Compensation Committee of the Board.

Klaus H. Murmann, age 73, a director of the Company since April 1990, is currently Chairman Emeritus of the Company. From 1987 to May 3, 2000, he served as Chairman and Chief Executive Officer of the Company and its predecessor. He retired as an active employee of the Company as of December 31, 2002. Mr. Murmann founded Sauer Getriebe, a predecessor to the Company, in 1967, and has been involved in the hydrostatics business for more than 40 years. He is Chairman of the Board of PSV AG, Cologne, a German national pension fund. Klaus Murmann is the father of Nicola Keim, a director of the Company and Sven Murmann, Vice Chairman and a director of the Company. He is a member of the Nominating Committee of the Board.

Sven Murmann, age 37, has been a director of the Company since April 1994, and Vice Chairman of the Company since May 5, 2004. Mr. Murmann is Managing Director of Sauer Holding GmbH, an investment company controlled by the Murmann family, a position he has held since February 2000. He previously served as Manager of HAKO Holding GmbH & Co., a global manufacturer of indoor and outdoor cleaning equipment based in Germany from August 2000 to August 2002. He is a member of the Board of Danfoss A/S. Mr. Murmann is the son of Klaus H. Murmann, Chairman Emeritus and a director of the Company and a brother of Nicola Keim, a director of the Company. He is a member of the Executive Committee of the Board.

Steven H. Wood, age 47, has been a director of the Company since January 1, 2003. Mr. Wood is currently Vice President and Corporate Controller for Metaldyne Corporation, a global designer and supplier of metal-based components, assemblies and modules for the automotive industry. He was formerly Executive Vice President and Chief Financial Officer of Maytag Corporation from 2000 until July 2003, and from 1996 to 2000 he was Vice President-Financial Reporting and Audit of Maytag. Mr. Wood held various other financial leadership positions within Maytag from 1989 to 1996. Prior to joining Maytag, he was an auditor with Ernst & Young, a public accounting firm, and successfully completed the examination for Certified Public Accountants. He is Chairman of the Audit Committee and a member of the Compensation Committee of the Board.

The Board recommends that stockholders vote FOR the election of the nominees named above as directors.

ITEM 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2005, subject to ratification of the stockholders at the Annual Meeting. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote on this item at the Annual Meeting is necessary for the approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2005. In the event stockholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at anytime during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Fees to Independent Registered Public Accounting Firm for 2004 and 2003

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s Annual Financial Statements for the years ended December 31, 2004 and 2003 and fees billed for other services rendered by KPMG LLP during those periods:

	2004	2003
Audit Fees	$3,859,000	$1,045,000
Audit Related Fees(1)	103,000	142,000
Tax Fees(2)	474,000	561,000
All Other Fees(3)	0	16,000

(1)          Consists principally of employee benefit plan audits and statutory accounting advice.

(2)          Consists of international and U.S. tax planning and compliance services, and expatriate tax services.

(3)          Consists of assistance related to foreign country business requirements.

Policy Regarding Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services that are not prohibited from being provided by the independent registered public accounting firm by the Sarbanes-Oxley Act of 2002 or rules issued thereunder (“Permitted Services”). Pre-approval is granted on an annual basis, generally at the first meeting of the Audit Committee held during each year, and any pre-approval shall be detailed as much as possible as to the particular service or category of services and shall generally be subject to a specific budget. The Committee may delegate pre-approval authority to one or more of its members with respect to Permitted Services when expedition of services is necessary, and has delegated such pre-approval authority to its Chairman. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee (generally at each regular quarterly meeting of the Audit Committee, but the Audit Committee may request a report at any time), regarding the extent of services provided by the independent registered public accounting firm in accordance with any pre-approval, and the fees for the services performed to date. All audit fees, audit related fees, tax fees and other fees paid in 2004 and 2003 were pre-approved by the Audit Committee, or its Chairman.

The Board recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2005.

ADDITIONAL INFORMATION

Notice Requirements

To permit the Company and its stockholders to deal with stockholder proposals in an informed and orderly manner, the Bylaws of the Company establish an advance notice procedure. No stockholder proposals, nominations for the election of directors or other business may be brought before an annual meeting unless written notice of such proposal or other business is received by the Secretary of the Company at 2800 E. 13th Street, Ames, Iowa 50010 not less than 120 calendar days in advance of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s Annual Meeting. Such notice must contain certain specified information concerning the matters to be brought before the meeting as well as the stockholder submitting the proposal. For the Company’s annual meeting in the year 2006, the Company must receive this notice on or before November 22, 2005. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at 2800 E. 13th Street, Ames, Iowa 50010.

In addition, stockholder proposals intended to be included in the Company’s Proxy Statement for the annual meeting in 2006 must be received by the Secretary of the Company at 2800 E. 13th Street, Ames, Iowa 50010, not later than November 22, 2005. Such proposals must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

Discretionary Authority

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters to the same extent as the person delivering the proxy would be entitled to vote. If any other matter is properly brought before the Annual Meeting, proxies in the enclosed form returned to the Company prior to the Annual Meeting will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder. At the date this Proxy Statement went to press, the Company did not anticipate that any other matters would be properly brought before the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934 with respect to the fiscal year ended December 31, 2004, the Company believes that all of such reports required to be filed during such fiscal year by the Company’s officers, directors and 10% beneficial owners were timely filed.

Form 10-K

The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the financial statements, schedules, and list of exhibits. Requests should be sent to Kenneth D. McCuskey, Corporate Secretary, at 2800 E. 13th Street, Ames, Iowa 50010.

By Order of the Board of Directors

Kenneth D. McCuskey
Corporate Secretary
March 22, 2005

SAUER-DANFOSS INC.

2004 ANNUAL REPORT

Business

Sauer-Danfoss Inc. (NYSE: SHS, FSE: SAR) is a global leader in the design, manufacture and marketing of mobile equipment, hydraulics, electronic systems and electric drives for sale to manufacturers of mobile equipment used for agriculture, construction, road building, specialty, and turf care vehicles. We engineer advanced components and systems to enable our customers to produce highly reliable, efficient and innovative mobile equipment vehicles.

The composition of our business among our three segments is 47% Propel, 29% Work Function, and 24% Controls. Propel segment products include hydrostatic transmissions, gear boxes, orbital motors, and integrated hydrostatic transaxles. Work Function segment products include steering units, gear pumps and motors, multi-pump assemblies, open circuit pumps, and gear boxes. Controls segment products include a complete line of valves, microcontrollers, solenoid-operated valves, joysticks, speed and positions sensors, grade and slope sensors, and electric drives. All of our segments’ products are sold into each of our markets either directly to OEMs or through distributors to OEMs and the aftermarket.

NYSE Price Range, Dividends by Quarter

		1st	2nd	3rd	4th	Full Year
2004	High	$16.80	$17.14	$18.64	$22.15	$22.15
	Low	$12.30	$13.62	$15.66	$16.80	$12.30
	Dividends	$0.07	$0.07	$0.10	$0.10	$0.34
2003	High	$9.58	$11.90	$15.16	$16.97	$16.97
	Low	$7.44	$7.55	$10.18	$13.40	$7.44
	Dividends	$0.07	$0.07	$0.07	$0.07	$0.28

Certifications

The Company submitted to the New York Stock Exchange last year, on or about June 1, 2004, the unqualified Section 303A.12(a) Annual CEO Certification.

The Company also filed as exhibits 31.1 and 31.2 to its Forms 10-K for the years ended December 31, 2004 and December 31, 2003, the certifications of the CEO and CFO required under Section 302 of the Sarbanes-Oxley Act of 2002.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

Safe Harbor Statement

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as other portions of this annual report on Form 10-K, contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the U.S. economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, has improved during 2004. It is difficult to determine if past experience is a good guide to the future. While the economy in the U.S. had been improving, it remains unstable due to the uncertainty surrounding continued job creation, interest rates, and the U.S. government’s stance on the weaker dollar. The economic situation in Europe has not necessarily followed the improvement that occurred in the U.S., and the economy in China has been slowed through government intervention. Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations. Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

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About the Company

Sauer-Danfoss Inc. and subsidiaries (the Company) is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components that generate, transmit and control power in mobile equipment. The Company’s products are used by original equipment manufacturers (OEMs) of mobile equipment, including construction, road building, agricultural, turf care and specialty equipment. The Company designs, manufactures and markets its products in the Americas, Europe and the Asia-Pacific region, and markets its products throughout the rest of the world either directly or through distributors.

Overview

The general economy in the U.S. improved substantially throughout 2004. The European economy generally also grew in 2004, but at varying degrees by country, and not as substantially as the growth experienced in the U.S. The economy in the Asia-Pacific region remains mixed as Japan’s economy appears stable but government intervention has intentionally slowed the economic growth activity in China.

In 2004 the Company introduced the PLUS 1™ operating architecture system which customers integrated into their vehicle platforms. PLUS 1 provides opportunities for growth in 2005, in addition to the new generation of hydrostatic transmissions for vehicle propel systems that the Company will introduce in 2005. Expanding market share in the Asia-Pacific region and strategic acquisitions provide additional growth opportunities for the Company. Challenges in 2004 included a worldwide shortage of raw materials, particularly steel, and higher prices for these key materials. The Company was able to recover most of the increased cost of metals with price increases to customers.

The Company’s financial condition remains strong at December 31, 2004. In 2004 the Company generated a record cash flow from operations of $124.8 million. The Company’s debt to debt plus equity ratio decreased to 41.6 percent at December 31, 2004 compared to 45.3 percent at December 31, 2003. Based on the Company’s strong cash flow, strong earnings, and the positive long-term outlook for its operations, the Company’s Board of Directors approved an increase in the quarterly dividend declared in the third quarter to $0.10 per share, or a 43 percent increase from the previous dividend level of $0.07 per share.

Executive Summary of 2004 Compared to 2003

The nature of the Company’s operations as a global producer and supplier in the fluid power industry means the Company is impacted by changes in the local economies, including currency exchange rate fluctuations. In order to gain a better understanding of the Company’s base results, a financial statement user needs to understand the impact of those currency exchange rate fluctuations as well as changes resulting from strategic acquisitions. The following table summarizes the change in the Company’s results from operations by separately identifying changes due to currency fluctuations, acquisitions, and the

III-3

underlying change in operations from 2003 to 2004. This analysis is more consistent with how the Company’s management internally evaluates results.

(in millions)	2003	Currency fluctuations	Acquisitions (1)	Underlying increase (decrease)	2004
Net sales	$1,126.8	$68.4	$11.4	$197.6	$1,404.2
Gross profit	252.4	19.3	2.0	72.4	346.1
% of Net Sales	22.4%				24.6%
Selling, general and administrative	156.7	10.3	1.4	31.8	200.2
Research and development	43.5	2.6	0.1	5.7	51.9
Loss on disposal of fixed assets	5.3	0.1	—	(3.3)	2.1
Total operating costs	205.5	13.0	1.5	34.2	254.2
Operating income	46.9	6.3	0.5	38.2	91.9
% of Net Sales	4.2%				6.5%
Net interest expense	(17.4)	(0.9)	—	0.9	(17.4)
Other expense, net	(3.4)	(1.3)	0.4	0.2	(4.1)
Income before taxes and minority interest	26.1	4.1	0.9	39.3	70.4
Minority interest and equity income, net	(15.4)	—	(0.7)	(5.4)	(21.5)
Earnings before taxes	10.7	4.1	0.2	33.9	48.9
% of Net Sales	1.0%				3.5%
Income tax benefit (expense)	0.5	(1.2)	(0.1)	(14.9)	(15.7)
Net income	$11.2	$2.9	$0.1	19.0	$33.2

(1)   Consists of three months of operations of Comatrol, which was acquired in April 2003 and the results of a Japanese manufacturing location which was accounted for under the equity method of accounting in 2003.

The underlying growth in sales, which excludes the effect of currency fluctuations and acquisitions, exceeded 17 percent in 2004, in large part due to the improving economy in the U.S., which not only results in increased sales within the Americas, but also increased export business from the Company’s European and Asia-Pacific customers. The Company’s sales growth exceeded the market growth of 12 percent, which the Company determined based on the volume of units sold in the regions in which the Company distributes its products. In the second half of 2004, the Company passed the increased cost of metals used in the manufacture of its products on to its customers, resulting in additional revenue of approximately $11.0 million in 2004. Margin on total net sales increased over two percentage points due to several factors, including spreading the fixed production costs over a higher volume of units produced, reduced field recall costs, and beginning to realize the benefits of the restructurings which have occurred in recent years. Management of the Company generally targets overall margin improvement of 20 to 25 percent on each dollar of incremental sales based on the cost structure it has in place and the intent of reinvesting in the business for future growth. This target was met in 2004 as the margin on the underlying increase in net sales exceeded 36 percent.

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The Company continues to pursue lean manufacturing efficiencies and expand the use of Six-Sigma quality tools to reduce waste and improve processes throughout the Company. The Company’s continuing focus on quality reduced the level of field recalls in the current year with no individually significant field recalls in 2004. In 2003 the Company incurred expense of $6.2 million on a pre-tax basis due to five unrelated field recalls. Increased emphasis on global logistics, selective outsourcing, lower-cost manufacturing methods, and a consolidated network of authorized service centers also contributed to the gross margin improving to 24.6 percent in 2004.

Management is pleased with the improved profit margins that the Company achieved in 2004, however increased operating costs partially offset the increased gross profit. In 2004, the Company incurred a total of $6.8 million of restructuring costs on a pre-tax basis related to the European sales and distributions operation, discussed below, and reorganization at certain production locations. The management rationalization within the Work Function segment, partial consolidation of the non-manufacturing functions of the Controls segment within the U.S. and completion of the relocation of the West Branch, Iowa, Work Function operations resulted in pre-tax costs of $2.4 million. In 2003 pre-tax restructuring costs related to production locations totaled $7.6 million. The lower restructuring costs in 2004 resulted in $2.4 and $3.7 million improvement in cost of sales and loss on disposal of fixed assets respectively, compared to 2003. The costs in selling, general and administrative related to restructuring were $0.9 million higher in 2004 than in 2003.

The following table summarizes the significant costs, on a pretax basis, included in the selling, general, and administrative line that contributed to the $31.8 million increase in 2004 compared to 2003. Discussion of each item is included in the previous paragraph or in the paragraphs following the table:

In millions	2004	2003	Increase
Manufacturing location restructuring	$1.4	$0.5	$0.9
European sales and distribution operations restructuring	4.0	1.3	2.7
Development of common business system	3.5	2.2	1.3
Management incentive plans	16.9	3.6	13.3
Sarbanes-Oxley Section 404 compliance	6.7	0.5	6.2
Total	$32.5	$8.1	$24.4

The restructuring of the Company’s sales and distribution operations in Europe to consolidate inventory, warehouse and distribution operations as well as streamline delivery directly from the manufacturing locations to the customer, which began in 2003, was substantially completed in 2004. Also contributing to the increase in selling, general and administrative costs in 2004 was the continuing development and implementation of a common business system to standardize business processes and provide a single interface to direct OEM customers and suppliers. The investment in the common business system will drive improved operational efficiency, customer service, and financial performance in future years after it is implemented at all Company locations over the three year period ending in 2008. As of the first quarter of 2005 three locations are operating on the new business system and three additional locations will implement the new system later in 2005.

The improved financial performance of the Company in 2004 resulted in additional costs associated with both its long-term and short-term incentive plans. Based on established performance targets for the

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incentive plans and the Company’s outlook on future operating results the expense in 2005 associated with the incentive plans is expected to approximate the 2004 expense. The Company implemented a new Financial Reporting Quality System, an overall quality improvement system for finance and information technology, to document and test internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. The $6.7 million of costs incurred in 2004 for the Financial Reporting Quality System relate to fees paid to external consultants, in addition to increased external audit fees related to the report on management’s assessment of internal controls over financial reporting that is required under the Sarbanes-Oxley Act of 2002.

The Company continues to deliver top line sales growth exceeding the market growth in the markets that it serves. The Company’s 15 percent compound annual growth rate in reported sales over the past ten years has outpaced the general growth within the industry. To obtain the Company’s goal of gaining market share and delivering long-term profitable growth the entire organization is focused on the following strategic operating goals:

•       Increase the component and system content on customers’ vehicles.

•       Develop uses for the Company’s technology on new types of mobile applications.

•       Continue to pursue optimal operating efficiencies though continued use of lean manufacturing.

•       Further expand the Company’s global presence.

•       Pursue appropriate acquisition targets to compliment the Company’s product portfolio.

Operating Results — 2004 Compared to 2003

Sales Growth by Market

The following table summarizes the Company’s sales growth by market. The table and following discussion is on a comparable basis, which excludes the effects of acquisitions and currency fluctuations.

	Americas	Asia-Pacific	Europe	Total
Agriculture	21%	54%	(1)%	7%
Construction	34	6	20	24
Road building	41	13	8	18
Turf care	26	—	—	26
Specialty	36	37	16	20
Distribution	23	15	7	15

Agriculture

The agricultural market in the Americas benefited from record crop production and strong livestock markets in the U.S. in 2004. The general increase in the agriculture market resulted in large sales increases to the large OEMs in the Americas market for all products. Although Asia-Pacific provides a smaller portion of the Company’s sales in the agricultural market than the Americas and Europe, the 54 percent increase in 2004 sales represents continuing growth in this region, primarily in Japan. The agriculture market in Europe remained flat in 2004, although sales growth did occur in the fourth quarter due to increased sales to several OEMs.

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Construction

Sales within the construction market increased by 34 percent in the Americas due to a combination of increased production by OEMs and share growth as Sauer-Danfoss began to supply all hydraulic system content on an application produced by a large OEM, including product previously supplied by a competitor. The Company experienced growth in Japan due to an increase in exports of skid steer loaders; however this increase was partially offset by the Chinese government intervention to slow down the economy. Exports also generated additional sales in the European region. Demand for transit mixers has had a positive effect on the European sales in the construction market.

Road Building

The Americas road building market experienced strong growth in 2004 with sales growth to all OEMs. Key customers in the Asia-Pacific region are located in China so the government economic restrictions in place during the last half of the year had a negative effect on sales growth; however growth was strong in the first half of the year, resulting in growth for the full year of 13 percent. Increased customer exports contributed to the growth in European sales in the road building market. Sales to several European customers experienced strong growth in the fourth quarter of 2004.

Turf Care

The Company’s primary business within this market comes from products produced for the consumer and commercial turf care markets in the Americas region. The consumer zero-turn radius machines continue to gain market share from traditional lawn and garden tractors, which has led to increased sales of the Company’s new zero-turn transaxle product that was introduced late in 2003. In addition, the Company experienced market share gains from sales of low speed, high torque motors produced in its Nordborg, Denmark, facility, which contributed to the 26 percent growth in sales during 2004.

Specialty Vehicles

Sales into the specialty vehicle markets increased in all regions in 2004. Growth in the aerial lift and forklift markets, after several years of decreased demand, contributed strongly to the 20 percent growth in specialty vehicles. Sales growth is also occurring in the waste management and waste recycling markets in Asia-Pacific and the telehandler and forestry markets in Europe. Sales in the European region, which comprises the majority of the specialty market, has not recovered as quickly as the Americas and the Asia-Pacific markets.

Distribution

Products related to all of the above markets are sold to distributors, who then serve smaller OEMs.

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Order Backlog

The following table shows the Company’s order backlog and orders written activity for 2003 and 2004, in addition to the reasons why the amounts fluctuated between years. Order backlog represents the amount of customer orders received for future shipment.

(in millions)	2003	Currency fluctuation	Acquisitions	Underlying increase (decrease)	2004
Americas
Backlog at December 31	$224.4	$0.3	$—	$61.4	$286.1
Orders written	481.9	0.9	—	194.4	677.2
Asia-Pacific
Backlog at December 31	21.5	0.4	1.1	(4.8)	18.2
Orders written	85.2	5.8	6.5	3.6	101.1
Europe
Backlog at December 31	162.7	17.3	—	24.0	204.0
Orders written	558.7	63.3	6.1	80.9	709.0
Total
Backlog at December 31	408.6	18.0	1.1	80.6	508.3
Orders written	1,125.8	70.0	12.6	278.9	1,487.3

Total order backlog at the end of 2004 was $508.3 million, compared to $408.6 million at the end of 2003, an increase of 24 percent. On a comparable basis, excluding the impact of currency fluctuation and acquisitions, order backlog increased 20 percent over 2003. New sales orders written for 2004 were $1,487.3 million, an increase of 32 percent from 2003. Excluding the impact of currencies and acquisitions, total orders written in 2004 were 24 percent above the 2003 levels.

Backlog information has become less reliable as an indicator of future sales expectations as customers continue to adjust orders closer to the scheduled production dates. The decrease in lead time may be due to customers taking advantage of reduced production cycles within the Company’s facilities or due to the customer’s uncertainty on the outlook of their own markets. Although backlog does not predict future sales levels as reliably as in the past, the increase in backlog at December 31, 2004 indicates that current demand is strong and suggests strong sales in future months.

Business Segment Results

The following discussion of operating results by reportable segment relates to information as presented in Note 16 in the Notes to Consolidated Financial Statements. Segment income is defined as the respective segment’s portion of the total Company’s net income, excluding net interest expense, income taxes, minority interest, and global service expenses. Propel products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle. Work Function products include steering motors as well as gear pumps and motors that transmit power for the work functions of the vehicle. Controls products include electrohydraulic controls, microprocessors, electric drives and valves that control and direct the power of a vehicle. The following table provides a summary of

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each segment’s net sales and segment income, separately identifying the impact of currency fluctuations and acquisitions in 2004.

(in millions)	2003	Currency fluctuation	Acquisitions (1)	Underlying increase (decrease)	2004
Net sales
Propel	$505.0	$20.3	$5.1	$126.1	$656.5
Work Function	345.6	27.6	—	38.9	412.1
Controls	276.2	20.5	6.3	32.6	335.6
Segment income (loss)
Propel	$50.1	$8.0	$0.2	$33.0	$91.3
Work Function	9.3	(1.0)	—	13.6	21.9
Controls	13.7	0.2	0.7	10.1	24.7
Global Services and other expenses, net	(29.5)	(2.4)	—	(18.1)	(50.0)

(1)          Consists of three months of operations of Comatrol, which was acquired in April 2003 and the results of a Japanese manufacturing location which was accounted for under the equity method of accounting in 2003.

Propel Segment

The general improvement in the economy contributed to increased sales as demand from large OEMs and distributors increased. Increased sales of $40.0 million in the America’s turf care market, as mentioned in the preceding Sales Growth by Market section, also contributed to the sales increase as consumers continue to move away from mechanical transmissions to hydrostatic transmissions. Sales, excluding increases due to fluctuations in currency and acquisitions, increased by 25 percent in 2004 compared to 2003 due to both increased sales volumes and prices.

The Propel segment converted the 25 percent underlying increase in sales to an increase in segment income of 66 percent, excluding the impact of currency fluctuations and acquisitions. This $33.0 million increase in underlying segment income is 26 percent of the underlying sales increase, meeting the Company’s internal expectations. The increase in segment income was partly due to spreading fixed costs over a higher volume of units produced. However, the Company has also continued to identify process improvements and cost reduction opportunities through the use of Six-Sigma quality tools and the pursuit of lean manufacturing efficiency. In recent years Propel segment income has been negatively impacted by increased price pressures due to customers demanding price concessions. In 2004, a focus on global purchasing initiatives reduced material costs by sourcing components to global suppliers who were more cost effective than previous suppliers and to outsource the manufacturing of components when it was cost effective to do so. In 2003, the Propel segment incurred $5.2 million of field recall costs as a result of four separate quality issues. The Company focused on revising processes to reduce the level of field recall costs which contributed to the improved segment income in 2004.

Work Function Segment

Sales in the Work Function segment increased by 11 percent, excluding the effect of currency fluctuations and acquisitions in 2004 compared to 2003. Demand for Work Function product has been high throughout 2004 resulting in production operating at near full capacity at certain Work Function locations.

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Due to high demand, the Work Function segment has incurred $3.4 million of airfreight costs in order to meet customer delivery requirements in 2004, which negatively impacted segment income. However the increased airfreight costs were more than offset by reduced restructuring costs and the benefits that are beginning to be realized from this restructuring. In 2003 the Company incurred approximately $7.4 million of costs related to the relocation of operations from its facilities in Sturtevant, Wisconsin, and West Branch, Iowa, to its locations in Nordborg, Denmark; Wroclaw, Poland; Freeport, Illinois; and Lawrence, Kansas. The relocation of the West Branch location was completed in 2004, which, combined with additional reorganization within the Work Function segment resulted in approximately $2.2 million of restructuring costs in 2004. In connection with the restructuring, the Company rationalized and outsourced certain low-volume product lines which is also contributing to the improved segment income in the current year. Segment income in 2004, excluding the effect of currency fluctuations and acquisitions, more than doubled from the 2003 level. The increased segment income derived from the underlying sales growth amounted to over 35 percent of the incremental sales growth, achieving management expectations. Management of the Company expects this improved profitability to continue as the Work Function segment continues to realize the benefits from previous restructurings.

Controls Segment

The Controls segment experienced sales growth of approximately 12 percent in 2004, excluding the effect of currency fluctuations and acquisitions. The PLUS 1 vehicle architecture was introduced during 2004, and although sales for the year were not a significant portion of the Controls Segment total sales, the introduction of the product has been well received. The $10.1 million increase in segment income is 31 percent of the underlying sales increase of $32.6 million, which is in line with management’s expectations.

Global Services and other expenses, net

Segment costs in Global Services and other expenses, net relate to internal global service departments, along with the operating costs of the Company’s executive offices. Global services include costs such as consulting for special projects, tax and accounting fees paid to outside third parties, certain insurance premiums, and the amortization of intangible assets from certain business combinations. The $18.1 million increase in Global Services relates to three items. First, the Company continues to incur costs, $3.5 million in 2004, to develop a common business system for all of the Company’s worldwide operations. Costs to develop the common business system increased by $1.3 million from the 2003 amount of $2.2 million. Second, due to the Company’s improved financial performance in 2004 costs related to the Company’s incentive plans increased by $13.5 million. Outside service costs to assist in implementing the new requirements to document and test internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 were $6.7 million in 2004, an increase of $6.2 million compared to costs incurred in 2003.

Income Taxes

The Company’s effective tax rate was 32.2 percent in 2004. A decrease of previously recorded accruals for outstanding IRS audit issues on prior year’s tax returns has reduced the effective tax rate.

The American Job Creations Act of 2004 introduced a limited time 85 percent dividends received deduction on the repatriation of certain foreign earnings. This deduction would result in an approximate 5.25 percent federal tax rate on the repatriated earnings. To qualify for the deduction certain criteria must

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be met, including that the earnings must be reinvested in the U.S. pursuant to a domestic reinvestment plan established by the company’s chief executive officer and approved by the company’s Board of Directors. The Company has started an evaluation of the effects of the repatriation provision and may elect to apply the provision to qualifying earnings repatriations in 2005. However, the Company does not expect to be able to complete its evaluation until after Congress or the Treasury Department provides additional clarifying language on key elements of the provision. Assuming such clarifications are made, the Company expects to complete its evaluation of the effects of the repatriation provision by the end of the second quarter in 2005. The range of possible amounts that the Company is considering for repatriation under this provision is between $0 and $148.0 million. While the Company estimates the related potential range of additional income tax is between $0 and $2.6 million, the range is subject to change based on the technical correction legislation that is expected to be passed.

Executive Summary of 2003 Compared to 2002

The following table summarizes the Company’s 2003 and 2002 results from operations by separately identifying the impact of currency fluctuations and acquisitions. This analysis is more consistent with how the Company internally evaluates its results.

(in millions)	2002 (1)	Currency fluctuations	Acquisitions (2)	Underlying increase (decrease)	2003
Net sales	$952.3	$91.8	$26.2	$56.5	$1,126.8
Gross profit	219.0	23.4	4.9	5.1	252.4
% of Sales	23.0%				22.4%
Selling, general and administrative	128.7	12.4	2.3	13.3	156.7
Research and development	37.8	3.7	0.8	1.2	43.5
Loss on disposal of fixed assets	0.4	0.1	—	4.8	5.3
Total operating costs	166.9	16.2	3.1	19.3	205.5
Operating income	52.1	7.2	1.8	(14.2)	46.9
% of Sales	5.5%				4.2%
Net interest expense	(17.2)	(1.6)	(0.1)	1.5	(17.4)
Other expense, net	(2.9)	(1.9)	—	1.4	(3.4)
Income before taxes and minority interest	32.0	3.7	1.7	(11.3)	26.1
Minority interest and equity income, net	(11.6)	0.4	—	(4.2)	(15.4)
Earnings before taxes	20.4	4.1	1.7	(15.5)	10.7
% of Sales	2.1%				1.0%
Income tax benefit (expense)	(7.2)	(0.6)	(0.8)	9.1	0.5
Net income	$13.2	$3.5	$0.9	$(6.4)	$11.2

(1)          Excludes results of equity ownership in Comatrol.

(2)          Represents full year results of Comatrol, which was accounted for under the equity method in the first quarter of 2003 and consolidated the remainder of 2003, and the first quarter results of Thrige Electric, which was acquired in the second quarter of 2002.

The Company exceeded its own expectations in terms of sales growth by posting a 6 percent sales growth, excluding the effects of currency fluctuations and acquisitions in 2003 over 2002. This sales increase exceeded the market growth of approximately 2 percent, which the Company determined based on the volume of units sold in the regions in which the Company distributes its products. However, the

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margin returns on the increased sales levels in 2003 did not meet the Company’s expectations. Operating margins and net income margins were all lower in 2003 than in 2002, due in part to some strategic business decisions that the Company made during the year that were not originally planned, but also due to unexpected costs. These items are discussed in more detail below.

The most significant item to impact the Company’s financial performance in 2003 was the decision to close and relocate two of its manufacturing locations in the U.S. These facilities were located in Sturtevant, Wisconsin, and West Branch, Iowa. The total costs incurred in 2003 related to the closure of these facilities amounted to $7.6 million on a pretax basis. These costs included impairment charges on property, plant and equipment, accelerated depreciation, employee severance costs, inventory disposal costs, costs to move people and equipment to other facilities, and manufacturing inefficiencies during the shut down and move of operations from these two facilities. Approximately $3.9 million was recorded as loss on fixed assets. The remaining $3.3 and $0.4 million affected the cost of sales and selling, general and administrative lines, respectively, of the income statement. The Company did not incur any restructuring costs in 2002 and expects to incur only $0.7 million of costs related to the West Branch restructuring in 2004.

The Company’s 2003 financial results were also significantly impacted by several large field recall issues. The field recalls amounted to a total of $6.2 million on a pretax basis and impacted the gross profit line of both the Propel and Work Function segments. While the Company was not pleased to have incurred these field recalls, they related to five individual defects that were not interrelated. The Company is diligently working to understand the root cause of these defects and to enhance its processes in order to prevent this order of magnitude of field recall costs from occurring in the future. However, as the Company has identified under its Critical Accounting Estimates, warranty and field recall costs can be a recurring part of its business due to the high-precision and technical nature of its products and processes. There can be no assurances as to the frequency or significance of these costs in the future.

In addition to the above items, the Company incurred $1.3 million of expense to begin the restructuring of its sales and distribution operations in Europe, intended to reduce future operating costs by streamlining delivery directly from the manufacturing locations to the customer. The Company incurred $2.2 million of expense to begin the implementation of a common business system to standardize business processes and provide a single interface to direct OEM customers and suppliers. The investment in the common business system will drive improved operational efficiency, customer service, and financial performance in future years. In 2003, the Company also incurred $0.5 million of outside consulting fees related to the initial work to comply with Section 404 of the Sarbanes-Oxley Act of 2002. These costs are all reflected in the selling, general and administrative expenses line on the Consolidated Statement of Income and are anticipated to continue in 2004 at varying degrees.

The items discussed above negatively impacted income from operations by $17.8 million. Excluding these items, the Company would have experienced a $3.6 million increase in operating income on the sales increase of $56.5 million, excluding the effects of currency and acquisitions, or approximately 6 percent of the incremental sales growth. The Company generally targets overall margin improvement of 20 to 25 percent on each dollar of incremental sales based on the cost structure it has in place and the intent of reinvesting in the business for future growth. Additionally, the Company experienced deterioration in gross profit margins due to the impact of the weakening U.S. currency on product sold in the U.S. that was manufactured outside the U.S. (See further discussion of currency risk below under Market Risk.) Based on the 2003 ongoing operational performance, the Company is not meeting these internal targets.

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Operating Results — 2003 Compared to 2002

Sales Growth by Market

The following table summarizes the Company’s sales growth by market. The table and following discussion is on a comparable basis, which excludes acquisitions and currency fluctuations.

	Americas	Asia-Pacific	Europe	Total
Agriculture	9%	76%	6%	8%
Construction	8	41	4	9
Road building	(7)	65	(6)	1
Turf care	15	(9)	(16)	14
Specialty	(7)	(8)	(1)	(3)
Distribution	4	17	8	7

Agriculture

The agriculture market increased in all regions of the world during 2003 after several years of very depressed sales volumes. The Asia-Pacific region, while up significantly, is off of a relatively small base compared to the rest of the world that the Company serves. Of particular note is that the increase in Europe was driven primarily by new projects with several large customers that began production during 2003. In the Americas, the Company had increased business from all of its major OEMs in the fourth quarter of 2003 compared to 2002.

Construction

In the construction market, the Company also experienced sales gains in all regions of the world. The Americas’ construction market was moderately up over 2002, with the fourth quarter showing continued strengthening. In Europe, the increase in shipments was led by the smaller and mid-sized manufacturers in this market. In general, the outlook for this market in Europe is positive for many of the Company’s major customers. The Asia-Pacific region was led by the strong transit mixer business in Australia, which is expected to continue into the first half of 2004.

Road Building

The road building market was weak in the Americas and Europe with both being down from 2002. In the Americas, this was driven primarily by a generally soft market and also by the lack of funding by state governments for highway projects. While the market in Europe was down, the outlook for 2004 is generally positive. Road building in the Asia-Pacific region was led by many large projects in China such as preparation for the 2008 Olympics in Beijing, installing infrastructure for water transfer from the south of China to the north, and for national highway projects. This increase offset the declines in both the Americas and Europe.

Turf Care

The Company’s primary business within this market comes from products produced for the consumer and commercial turf care markets in the Americas region. Consumers continue to move away from

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mechanical transmissions on these machines and the introduction of zero-turn radius machines being sold through retail outlets is helping to continue to fuel growth in this market.

Specialty Vehicles

Sales into the specialty vehicle markets were down across all regions. This is a trend that has been occurring for the past couple of years, primarily in the aerial lift and forklift markets. Management believes that the aerial lift market has finally stabilized in the Americas and that the outlook in Europe is for an upturn in the forklift market in 2004.

Order Backlog

The following table shows the Company’s order backlog and orders written activity for 2002 and 2003, in addition to the reasons why the amounts fluctuated between years. Order backlog represents the amount of customer orders received for future shipment.

(in millions)	2002	Currency fluctuation	Acquisitions	Underlying increase (decrease)	2003
Americas
Backlog at December 31	$224.0	$0.6	$—	$(0.2)	$224.4
Orders written	472.9	(1.0)	—	10.0	481.9
Asia-Pacific
Backlog at December 31	19.3	0.7	—	1.5	21.5
Orders written	72.8	5.2	—	7.2	85.2
Europe
Backlog at December 31	139.5	25.2	2.8	(4.8)	162.7
Orders written	451.0	86.9	26.7	(5.9)	558.7
Total
Backlog at December 31	382.8	26.5	2.8	(3.5)	408.6
Orders written	996.7	91.1	26.7	11.3	1,125.8

Total order backlog at the end of 2003 was $408.6 million, compared to $382.8 million at the end of 2002, an increase of 6.7 percent. On a comparable basis, excluding the impact of currency exchange fluctuation and acquisitions, order backlog remained flat with year-end 2002 levels. New sales orders written for 2003 were $1,125.8 million, an increase of 13.0 percent from 2002. Excluding the impact of currencies and acquisitions, total orders written in 2003 were only 1 percent above the 2002 levels. As the Company has noted in earlier communications, customers continue to adjust orders closer to the scheduled production dates, often within the scheduled shipping month. In some cases, this is a result of the customer’s uncertainty with respect to the outlook of their own markets, but it is also a sign that customers are taking advantage of reduced production cycles within the Company’s facilities. In either case, the Company’s order and backlog information has become less reliable as an indicator of future expectations.

Overall, the Company has been able to achieve solid sales growth through its strategies to continue to develop new vehicle applications and to expand the content supplied for each vehicle by selling system solutions and integrating electronics with hydraulics.

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Business Segment Results

The following table provides a summary of each segment’s sales and segment income on a comparable basis, excluding acquisitions and currency fluctuations.

(in millions)	2002	Currency fluctuation	Acquisitions	Underlying increase (decrease)	2003
Net sales
Propel	$440.2	$25.9	$—	$38.9	$505.0
Work Function	295.0	37.6	—	13.0	345.6
Controls	217.1	28.2	26.2	4.7	276.2
Segment income (loss)
Propel	$47.3	$2.0	$—	$0.8	$50.1
Work Function	19.0	2.4	—	(12.1)	9.3
Controls	5.8	2.9	1.8	3.2	13.7
Global Services and other expenses, net	(22.9)	(1.8)	—	(4.8)	(29.5)

Propel Segment

There are two primary reasons for the increase in the Propel segments net sales in 2003. The first reason is the continued growth in the turf care market in the Americas. As mentioned in the preceding Sales Growth by Market section, the move away from mechanical transmissions to hydrostatic transmissions and the zero-turn radius mowers are leading the way for this growth. The other factor of growth in the Propel segment during 2003 came from the increased sales volume in the Asia-Pacific region as China and Japan experienced increased sales, primarily in the construction and road building markets as mentioned above.

The Propel segment income generated on the increased sales only amounted to 2 percent of the incremental sales over 2002, which is considered very substandard by the Company’s internal standards. During 2003, the Propel segment incurred $5.2 million of field recall costs as a result of four separate quality issues at several large OEM customers. Each of these instances had its own unique root cause and the Company is working diligently to put the proper processes and tools in place to ensure that these types of recalls do not occur in the future. Without these field recall costs, Propel segment income would have increased $6.0 million, or 13 percent of the incremental sales increase. The Propel segment income has also been impacted by increased price pressures which the Company has experienced in recent years. The Propel segment is predominantly a mature product line with enhancements coming primarily from the addition of electronic controls. Consequently, customers in this market have been very aggressive in demanding price concessions. To the extent the Company concedes price reductions without offsetting these concessions with cost reductions, the price reduction negatively impacts the segment profitability. In order to combat this impact, the Propel segment is focused on utilizing global purchasing initiatives to lower part costs through sourcing components to more cost effective global suppliers and to outsource components where the Company does not believe there is a manufacturing advantage.

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Work Function Segment

While the Work Function segment experienced net sales growth over the prior year of $13.0 million, segment income declined by $12.1 million from 2002. Of this decline, approximately $7.4 million was a result of the Company’s decision during 2003 to shutdown and relocate two of its manufacturing plants in North America. In the second and third quarters of 2003, the Company shut down its steering unit manufacturing operation in Sturtevant, Wisconsin, and relocated the operations to its facilities in Nordborg, Denmark, and Wroclaw, Poland. The costs incurred for this closure, (net of savings realized already during 2003) was approximately $1.4 million. During the third quarter of 2003, the Company made the decision to shut down and relocate its West Branch, Iowa, plant. The majority of the costs to close and relocate this facility were incurred in 2003 and amounted to approximately $6.0 million. The majority of the manufacturing operations at West Branch were transferred to the Company’s Freeport, Illinois, and Lawrence, Kansas, facilities. In addition, the Company successfully rationalized and outsourced certain low-volume product lines that will also help to improve profitability in this segment in future periods. The Work Function segment also incurred $1.0 million of field recall costs due to a quality problem with one particular product at one customer. This segment is also working to implement the proper processes and tools to prevent costs of this magnitude in the future.

Controls Segment

The Controls segment experienced sales growth that was in line with the general market trend in which the Company operates. On the positive side, the Controls segment income was a very strong 67 percent of the incremental sales growth, much higher than even the Company’s internal expectations. However, the Controls segment income in 2002 was negatively impacted by a $1.2 million product rationalization charge. Excluding this item, the Controls segment income increased 41 percent of the incremental sales growth that still exceeded the Company’s internal expectations.

Global Services and other expenses, net

The Company’s Global Services and other expenses, net segment incurs costs related to internal global service departments, along with the operating costs of the Company’s executive offices that were established in 2002 in Lincolnshire, Illinois. Worldwide services such as tax and accounting fees paid to outside third parties, certain insurance premiums, and the amortization of intangible assets from certain business combinations are also included in this classification. The majority of the increase in this area relates to three items: initial costs incurred to begin implementation of a common business system for all of the Company’s worldwide operations, outside service costs to assist in meeting the new requirements regarding internal controls under the Sarbanes-Oxley Act of 2002, and the additional costs related to the Company’s executive office in place for the full year of 2003 compared to only six months of 2002.

Income Taxes

The Company had a tax benefit of $0.5 million in 2003 even though it reported pre-tax net income of $10.7 million. The tax benefit is due to two primary factors. First, the majority of the restructuring costs were incurred in the U.S., which are benefited at an effective corporate tax rate of 39 percent; whereas, the majority of the earnings, primarily European based, are taxed at various statutory rates averaging approximately 30 percent. Second, the Company’s operations in China and Slovakia generated income in

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2003 but there is no tax expense on these amounts as both countries have tax loss carryforwards with no previously recorded tax benefit. The Company expects its overall tax rate to return to a rate closer to the statutory rate in 2004.

Market Risk

The Company is naturally exposed to various market risks, including changes in foreign currency exchange rates and, interest rates.

Foreign Currency Changes

The Company has historically not entered into any type of foreign currency hedging or derivative arrangements to manage its exposure to fluctuations in the foreign currency markets. However, during 2002, the Company entered into a foreign currency forward contract to protect against the effects of foreign currency fluctuations for a loan to the U. S. holding company from a Danish bank denominated in euros. The Company adjusts the carrying value of the contract to market which resulted in offsetting approximately $2.8 million of foreign currency loss that would have resulted from the dollar weakening against the euro during 2004.

The Company has operations and sells its products in many different countries of the world and therefore, conducts its business in various currencies. The Company’s financial statements, which are presented in U.S. dollars, can be impacted by foreign exchange fluctuations through both translation risk and transaction risk. Translation risk is the risk that the financial statements of the Company, for a particular period or as of a certain date, may be affected by changes in the exchange rates that are used to translate the financial statements of the Company’s operations from foreign currencies into U.S. dollars. Transaction risk is the risk from the Company receiving its sale proceeds or holding its assets in a currency different from that in which it pays its expenses and holds its liabilities.

With respect to transaction risk, the impact on the Company’s operating results has not historically been significant. In previous years, the Company had been well balanced between its U.S. and European operations because the Company generated its sales in the same country in which it incurred its expenses, or shipped products between geographic regions on a balanced basis. However, in recent years the balance is beginning to shift and the amount of sales made in U.S. dollars is increasing, whereas the production costs are in a currency other than the U.S. dollar. In 2004 the Company sold a total of $125.3 million into the U.S. of product that had been produced in European based currencies compared to sales into Europe of $43.6 million of product produced in U.S. dollars. This imbalance had a significant impact on the bottom line results of the Company in 2004 as the dollar became weaker in comparison to other currencies during 2004. The Company produces and sells its product in several regions of the world, however the U.S. and European transactions comprise the majority of the imbalance between regions. The Company is currently taking steps to analyze and understand this impact globally. Based on its analysis, the Company may decide to re-source certain operations or use hedging instruments in the future in order to protect against this margin erosion.

Additionally, the Company is impacted by translation risk in terms of comparing results from period to period.

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Fluctuations of currencies against the U.S. dollar can be substantial and therefore significantly impact comparisons with prior periods. The translation impact on making prior period comparisons with respect to the Company’s net sales can be material. As shown in the table below, the translation impact on net sales has been significant in recent years.

	Percentage Sales Growth Over Prior Year
	2004	2003	2002
As Reported	24.6%	18.3%	11.4%
Without Currency Translation Impact	18.5	8.7	8.6

During 2004, the U.S. dollar continued to weaken substantially against most foreign currencies, especially the euro. Between December 31, 2003 and December 31, 2004, the U.S. dollar weakened by 8 percent against the euro, which followed a 20 percent and 15 percent weakening in the previous two years. This has resulted in approximately 40 percent of the Company’s total balance sheet being stated 8 percent higher than the prior year since roughly 40 percent of the Company’s total assets and liabilities are denominated in the euro. As shown above, translation does affect comparisons between periods.

Interest Rate Changes

The Company uses interest rate swap agreements on a limited basis to manage the interest rate risk on the total debt portfolio. The Company was a party to three interest rate swap agreements, with a combined notional amount of 8.8 million euro, that require the Company to pay interest at a fixed rate and receive interest at a variable rate. The fair value of the interest rate swap agreements is recorded as a liability of $0.6 million on the balance sheet at December 31, 2004, with the offset recorded in accumulated other comprehensive income as the derivatives are accounted for using hedge accounting. The interest rate swap agreements mature at various dates through March 2009.

The following table summarizes the maturity of the Company’s debt obligations for fixed and variable rate debt (amounts in millions):

	Fixed Rate Debt (1)	Variable Rate Debt
2005	$63.5	$181.5
2006	15.3	0.2
2007	7.7	6.5
2008	14.7	—
2009	12.6	—
Thereafter	19.5	—
Total	$133.3	$188.2

(1)          Includes total principal repayments of $12.0 million on variable rate debt that the rate has been fixed through the use of interest rate swaps.

Liquidity and Capital Resources

The Company’s principal sources of liquidity have been from internally generated cash flows from operations and from borrowings under its committed and uncommitted, unsecured, credit facilities.

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Because of the multiple funding sources that have been and continue to be available to the Company, the Company expects to have sufficient sources of liquidity to meet its funding needs.

The Company has historically accessed diverse funding sources, including short-term and long-term unsecured bank lines of credit in the United States, Europe and Asia, as well as private securitization markets in the United States. In addition, the Company has access to unsecured bank lines of credit with various banks from around the world (see Note 7 in the Notes to Consolidated Financial Statements).

The Company has a multicurrency revolving credit facility that permits unsecured borrowings up to $250.0 million through September 2006. At December 31, 2004 the Company had $129.0 million outstanding under the revolving credit facility, including amounts borrowed under ancillary facilities. The Company is required to pay a commitment fee on the unused portion of the credit facility. The commitment fee totaled $0.8 million in 2004. The Company is required to meet certain financial covenants under this facility as described in Note 7 in the Notes to Consolidated Financial Statements. The Company was in compliance with the covenants at December 31, 2004 and is not aware of any circumstances currently that would impact compliance during the next twelve months.

Cash Flows from Operations

The Company’s cash provided from operations in 2004 was a record $124.8 million, 31 percent higher than the $95.6 million generated in 2003, primarily due to increased net income. Excluding the impact of currency fluctuations and acquisitions, the accounts receivable balance increased 16 percent in 2004 compared to 2003, due to the increased sales in 2004. At December 31, 2004 there was an additional $23.8 million invested in inventories, excluding the impact of currency and acquisition, compared to December 31, 2003 as the Company has anticipated increased demand for product in early 2005 and has prepared to meet this demand. The accounts payable balance increased in fourth quarter due to the increased inventory purchases.

Overall, the Company’s cash balances decreased by $3.8 million which is in line with the Company’s overall goal to minimize the amount of cash on its balance sheet as long as it has outstanding bank borrowings. At the end of 2004, over $5.9 million of the Company’s cash resided in China, and an additional $1.2 million was located in Brazil. These amounts were similar to the amounts of cash at each of these locations at the end of 2003. Due to the nature of governmental and other regulatory controls, it is extremely difficult to move cash out of these countries for reasons other than payment for goods shipped into these countries. As the Company continues to look at expanding its manufacturing capabilities in low cost regions, the Company will look to utilize the cash already located in these countries to fund these expansions.

Cash Used in Investing Activities

The Company has continued to selectively invest in capital equipment for its manufacturing plants for more efficient manufacturing processes and for new product development. In addition, in 2004 the Company invested over $13.2 million in the development of a new common business system which will be implemented at all locations over the next three years.

During 2004 the Company completed the acquisition of a company, as the stock was purchased over three years. The final 15 percent ownership was purchased for a net cash outlay of $4.2 million. See the

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discussion of Business Combinations below and Note 2 in the Notes to Consolidated Financial Statements for further discussion.

Cash Used in Financing Activities

The Company continues to pay dividends to stockholders on a quarterly basis. The Company’s Board of Directors approved an increase in the quarterly dividend declared to $0.10 per quarter in the third quarter based on the Company’s strong cash flow, strong earnings, and the positive long-term outlook for its operations. This was a 43 percent increase from the previous dividend level of $0.07 per quarter. Total dividends paid in 2004 were $14.7 million. The Company has also repaid $23.9 million of outstanding borrowings in 2004. In addition, the Company periodically makes distributions to its minority interest partners from its various joint venture activities. The distributions can vary from year to year depending on the amount of undistributed earnings of the businesses and the needs of the partners.

Contractual Cash Obligations

The majority of the Company’s contractual obligations to make cash payments to third parties are for financing obligations. These include future lease payments under both operating and capital leases. The following table discloses the Company’s future commitments under contractual obligations as of December 31, 2004:

Contractual Cash Obligations (3)	Total	2005	2006	2007	2008	2009	Thereafter
Long-term debt	$321,483	$244,987	$15,458	$14,220	$14,683	$12,557	$19,578
Interest on long-term debt (1),(2)	31,795	11,236	8,875	3,991	3,205	2,122	2,366
Capital leases	22,504	1,350	1,140	1,134	1,134	1,134	16,612
Operating leases	57,827	12,318	10,759	5,801	2,420	1,853	24,676
Rental agreements with related party Danfoss A/S	75,900	7,603	7,486	7,397	7,293	7,282	38,839
Total contractual cash obligations	$509,509	$277,494	$43,718	$32,543	$28,735	$24,948	$102,071

The following assumptions are used in the calculation of the contractual cash obligations:

(1)         The annual amount borrowed under revolving credit agreements does not change from the $123.5 million borrowed at December 31, 2004, through the maturity date of the agreements.

(2)         The rate of interest on variable rate debt of 3.5 percent will not change from December 31, 2004.

(3)         Commitments denominated in a currency other than the U.S. dollar are translated at the December 31, 2004 exchange rate.

In addition to the above contractual obligations, the Company has certain other funding needs that are non-contractual by nature, including funding of certain pension plans. For 2005, the Company anticipates contributing $8.5 million to its U.S. and U.K. pension and health benefit plans. There are no plans to fund the German pension plan, which is customary in that country.

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Other Matters

Critical Accounting Estimates

The SEC’s guidance surrounding the disclosure of critical accounting estimates requires disclosures about estimates a company makes in applying its accounting policies. However, such discussion is limited to “critical accounting estimates,” or those that management believes meet two criteria: 1) the accounting estimate must require a company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made, and 2) different estimates that the company reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, must have a material impact on the presentation of the company’s financial condition, changes in financial condition or results of operations.

Besides the estimates that meet the two criteria for a “critical estimate” above, the Company makes many other accounting estimates in preparing its financial statements and related disclosures. All estimates, whether or not deemed critical, can affect the reported amounts of assets, liabilities, revenues and expenses as well as disclosures of contingent assets and liabilities. Estimates are based on experience and information available prior to the issuance of the financial statements. Materially different results can occur as circumstances change and additional information becomes known, including estimates not deemed “critical” under the SEC’s guidance.

The discussion below should be read in conjunction with disclosures elsewhere in this discussion and in the Notes to the Consolidated Financial Statements related to estimates, uncertainties, contingencies, and new accounting standards. Significant accounting policies are discussed in Note 1 to the Consolidated Financial Statements beginning on page F-5. The development and selection of accounting estimates, including those deemed “critical,” and the associated disclosures in this discussion, have been discussed by management with the audit committee of the Board of Directors.

Inventory Valuation — As a manufacturer in the capital goods industry, inventory is a substantial portion of the assets of the Company, amounting to almost 20 percent of total assets at December 31, 2004. The Company must periodically evaluate the carrying value of its inventory to assess the proper valuation. This includes recording period adjustments as needed to 1) cover losses in the normal course of operation, 2) provide for excess and obsolete inventory, and 3) ensure that inventory is valued at the lower of cost or market. On a quarterly basis, management within each segment performs an analysis of the underlying inventory to identify the need for appropriate writedowns to cover each of these items. In doing so, management applies consistent practices based upon historical data such as actual loss experience, past and projected usage, actual margins generated from trade sales of its products, and finally its best judgment to estimate the appropriate carrying value of the inventory.

Warranty Provisions — The Company warrants its various products over differing periods depending upon the type of product and application. Consequently, the Company records liabilities for the estimated warranty costs that may be incurred under its basic warranty based on past trends of actual warranty claims compared to the actual sales levels to which those claims apply. These liabilities are accrued at the time the sales of the products are recorded. Factors that affect the Company’s warranty liability include the number of units in the field currently under warranty, historical and anticipated rates of warranty claims on those units and the cost per claim to satisfy the Company’s warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the Company’s estimated warranty obligation. Each quarter, the

III-21

Company reevaluates its estimates to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

In addition to its normal warranty liability, the Company, from time to time in the normal course of business, incurs costs to repair or replace defective products with a specific customer or group of customers. The Company refers to these as “field recalls” and in these instances, the Company will record a specific provision for the expected costs it will incur to repair or replace these products utilizing information from customers and internal information regarding the specific cost of materials and labor. Typically, field recalls are infrequent in occurrence, however, when they occur, field recalls can be for a large number of units and quite costly to rectify. Because of the sporadic and infrequent nature of field recalls, and due to the extreme range of costs associated with field recalls, the Company cannot accurately estimate these costs at the time the products are sold. Therefore, these costs are recorded at the time information becomes known to the Company. As the field recalls are settled, the Company relieves the specific liability related to that field recall. These specific field recall liabilities are reviewed at least on a quarterly basis.

Long-Lived Asset Recovery — A significant portion of the Company’s total assets consist of property, plant and equipment (PP&E) and definite life intangibles, as well as goodwill. Changes in technology or in the Company’s intended use of these assets, as well as changes in the broad global economy in which the Company operates, may cause the estimated period of use or the carrying value of these assets to change.

This requires the Company to periodically assess the estimated useful lives of its assets in order to match, through depreciation and amortization, the cost of those assets with the benefits derived over the period of usefulness. The useful lives of these assets can be shortened through greater use due to volume increases, rapidly changing technology such as the use of electronics and computer-operated controls, and through inadequate maintenance. Despite management’s best efforts to determine the appropriate useful lives of its equipment, certain situations arise that lead to an asset or group of assets becoming impaired, meaning their economic value becomes less than the value at which the Company is carrying the asset on its books. Examples of these situations are product rationalization efforts or restructuring of manufacturing facilities. When these situations arise, the Company tests the assets for impairment and will write down the asset in the period when the impairment becomes known. In addition, goodwill is tested for impairment at least annually. If information would become known that would change the depreciable rate of the Company’s assets by 10 percent, recorded depreciation expense would have been impacted by approximately $7.9 million.

Valuation of Trade Receivables — The Company records trade receivables due from its customers at the time a sale is recorded in accordance with its revenue recognition policy. The future collectability of these amounts can be impacted by the Company’s collection efforts, the financial stability of its customers, and the general economic climate in which it operates. The Company applies a consistent practice of establishing an allowance for accounts that it believes may become uncollectible through reviewing the historical aging of its receivables, looking at the historical losses incurred as a percentage of net sales, and by monitoring the financial strength of its customers. In addition, local customary practices have to be taken into account due to varying payment terms being applied in various parts of the world where the Company conducts its business. If the Company becomes aware of a customer’s inability to meet its financial obligations (e.g., where it has filed for bankruptcy), the Company establishes a specific allowance

III-22

for the potential bad debt to reduce the net recognized receivable to the amount it reasonably believes will be collected. The valuation of trade receivables is performed quarterly.

Workers Compensation — The Company has an insurance policy to cover workers compensation claims in the United States, in which the Company pays the first $0.25 million per claim, per incident. The Company establishes its workers compensation reserve based on historic growth factors of claims and an estimate of incurred, but not reported claims. This analysis is performed on a quarterly basis, or more frequently if factors dictate a more frequent review.

Pensions — The Company has noncontributory defined benefit pension plans for a majority of its employees. In certain countries, such as the United States and the United Kingdom, these plans are funded with plan assets whereas in other countries such as Germany, the plans are completely unfunded, which is customary. The measurement of the Company’s pension obligations and costs is dependent on a variety of assumptions determined by management and used by the Company’s actuaries. These assumptions include estimates of the present value of projected future pension payments to all plan participants, taking into consideration the likelihood of potential future events such as salary increases and other experience. These assumptions may have an effect on the amount and timing of future contributions. The plan trustee conducts an independent valuation of the fair value of pension plan assets.

The assumptions used in developing the required estimates include the following key factors:

Discount rates	Inflation
Salary growth	Expected return on plan assets
Retirement rates	Mortality rates

The Company bases the discount rate assumption on investment yields available at or near year-end on corporate long-term bonds rated AA. The inflation assumption is based on an evaluation of external market indicators. The salary growth assumptions reflect the Company’s long-term actual experience, the near-term outlook and assumed inflation. The expected return on plan assets reflects asset allocations, investment strategy and the views of investment managers and other large pension plan sponsors. Retirement and mortality rates are based primarily on actual plan experience and standard industry actuarial tables, respectively. The effects of actual results differing from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such future periods.

The Company’s funding policy for the U.S. plans is to contribute amounts sufficient to meet the minimum funding requirement of the Employee Retirement Income Security Act of 1974, plus any additional amounts the Company may deem to be appropriate. For 2005, the Company anticipates contributing $5.9 million to its U.S. plans and $1.1 million to its U.K. plans.

Postretirement Benefits Other Than Pensions — The Company provides postretirement health care benefits for certain employee groups in the United States. This plan is contributory and contains certain other cost-sharing features such as deductibles and coinsurance. The Company does not pre-fund this plan and has the right to modify or terminate this plan in the future.

The postretirement liability, which is determined on an actuarial basis, is recognized in the Company’s Consolidated Balance Sheets and the postretirement expense is recognized in the Consolidated Statements of Income. The Company must determine the actuarial assumption for the discount rate used to reflect the

III-23

time value of money in the calculation of the accumulated postretirement benefit obligation for the end of the current year and to determine the postretirement cost for the subsequent year. For guidance in determining this rate, the Company looks at investment yield trends available near year-end on corporate bonds rated AA. In addition, the Company must determine the actuarial assumption for the health care cost trend rate used in the calculation of the accumulated postretirement benefit obligation for the end of the current year and to determine the net periodic postretirement benefit cost for the subsequent year. See Note 8 in the Notes to Consolidated Financial Statements for information on the assumptions used as of December 31, 2004. As of December 31, 2004, a one-percentage-point change in the assumed health care cost trend rate would impact the expense recognized in 2005 by $0.2 million and would affect the post-retirement benefit obligation by $2.1 million.

Deferred Income Taxes — Tax regulations may require items to be included in the tax return at different times than the items are reflected in the financial statements. Some of the differences are permanent, such as expenses which are not deductible on a tax return, and some of the differences are temporary, such as depreciation expense. Timing differences create deferred tax assets and liabilities. Deferred tax assets generally are attributable to items that can be used as a tax deduction or credit in a tax return in future years but the amount has already been included as an expense in the financial statements. Deferred tax liabilities generally represent deductions which have been taken on the tax return but have not been recognized as expense in the financial statements. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

New Accounting Policies

In May 2004 the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernizaton Act of 2003” (the Act) which replaced FSP 106-1 of the same name. The Act introduced a prescription drug benefit under Medicare Part D, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company believes its retiree health and accident plan is at least actuarially equivalent to Medicare Part D and eligible for the federal subsidy. The Company determined that the impact of the Act on the financial statements is not material and therefore is not considered a significant event. The effects of the Act were incorporated in the measurement of plan assets and obligation that was completed as of December 31, 2004 resulting in a decrease of $1.2 million in the amount of unrecognized actuarial loss disclosed in Note 8. The effects of the Act will be amortized over the expected remaining life of the Plan participants, resulting in a reduction to the postretirement benefit expense of approximately $0.1 million annually through 2012.

The FASB issued Interpretation (FIN) No. 46R, “Consolidation of Variable Interest Entities” in December 2003, which requires variable interest entities to be consolidated by the party determined to be the primary beneficiary. A primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding the variable interest. The Company adopted FIN No. 46R in the first quarter of 2004, consolidating one entity which was previously accounted for under the equity method of accounting, with no material effect on the financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payment,” which is a revision of SFAS No. 123 “Accounting for Stock-Based

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Compensation” and eliminates the alternative of accounting for share-based compensation using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised standard requires an entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant with the cost recognized over the period during which an employee is required to provide services in exchange for the award. The effective date for the Company to adopt this standard is the third quarter of 2005. As the Company is currently accounting for stock based compensation in accordance with SFAS No. 123 the impact of adopting SFAS No. 123R is not expected to be significant on the Company’s financial position or net income.

In November 2004 the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 amends Accounting Research Bulleting No. 43, Chapter 4 on inventory pricing to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials should be recognized as current-period charges. In addition SFAS No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The Company is required to adopt SFAS No. 151 in 2006. The Company has not yet completed its evaluation of the effects of adopting this statement but it is not expected to have a significant effect on the Company’s Consolidated Financial Statements.

Business Combination

During the second quarter 2004, the Company exercised its option to acquire the remaining 15 percent of the outstanding shares of Comatrol S.p.A for approximately $4.3 million. In the second quarter of 2003, the Company purchased 40 percent of the outstanding shares of Comatrol, increasing it ownership to 85 percent and therefore began to consolidate the financial results of the business. Prior to purchasing its controlling interest in Comatrol, the Company accounted for the results of its 45 percent ownership interest, acquired in the first quarter of 2002, under the equity method of accounting.

Non-Audit Services of Independent Registered Public Accounting Firm

The Company’s Independent Registered Public Accounting Firm, KPMG LLP, perform the following non-audit services that have been approved by the Audit Committee of the Board of Directors: international and U.S. tax planning and compliance services; expatriate tax services; benefit plan audits, statutory audits and related matters, and tax and accounting technical support.

Outlook

Management of the Company anticipates that both the U.S. and European markets will continue to grow, but at a more moderate rate than the high growth experienced in 2004. The economy in the Asia-Pacific region is also expected to grow in 2005. In 2005 the Company will continue to increase production in low-cost regions, which in many cases is closer to the operations of the Company’s global customers. The Company will continue to incur costs related to the implementation of its common business system, however these costs are expected to be offset by savings from recent restructurings, including the reorganization of the European sales and distribution operations, and reduced general and administrative costs related to the implementation of the Sarbanes-Oxley Act of 2002. The positive financial results experienced in 2004 is expected to continue throughout 2005.

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Sauer-Danfoss Inc. and Subsidiaries
Consolidated Statements of Income
(in thousands, except per share data)

	For the Years Ended December 31,
	2004	2003	2002
Net Sales	$1,404,159	$1,126,774	$952,308
Costs and Expenses:
Cost of sales	1,058,075	874,410	733,316
Selling, general and administrative	200,142	156,658	128,646
Research and development	51,913	43,456	37,806
Loss on disposal of fixed assets	2,119	5,328	381
Total costs and expenses	1,312,249	1,079,852	900,149
Operating income	91,910	46,922	52,159
Nonoperating Income (Expenses):
Interest expense	(18,403)	(18,748)	(22,510)
Interest income	988	1,348	5,291
Other, net	(4,052)	(3,358)	(2,224)
Nonoperating expenses, net	(21,467)	(20,758)	(19,443)
Income Before Income Taxes and Minority Interest	70,443	26,164	32,716
Minority Interest and Equity Income, net	(21,522)	(15,405)	(11,099)
Income Before Income Taxes	48,921	10,759	21,617
Income Tax Benefit (Expense)	(15,735)	474	(7,217)
Net Income Before Cumulative Effect of Change in Accounting Principle	33,186	11,233	14,400
Cumulative Effect of Change in Accounting Principle	—	—	(695)
Net Income	$33,186	$11,233	$13,705
Net Income per common share, basic and diluted	$0.70	$0.24	$0.29
Weighted average basic shares outstanding	47,409	47,401	47,395
Weighted average diluted shares outstanding	47,510	47,516	47,404

See accompanying notes to consolidated financial statements.

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Sauer-Danfoss Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)

	As of December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$11,273	$15,086
Accounts receivable (net of allowance for doubtful accounts of $4,671 and $4,144 in 2004 and 2003, respectively)	233,146	186,293
Inventories	241,562	198,870
Other current assets	40,131	32,965
Total current assets	526,112	433,214
Property, Plant and Equipment, net	478,543	452,913
Other Assets:
Goodwill	129,554	119,654
Other intangible assets, net	33,357	35,265
Deferred income taxes	32,990	39,258
Other	11,025	21,450
Total other assets	206,926	215,627
	$1,211,581	$1,101,754
Liabilities and Stockholders’ Equity
Current Liabilities:
Notes payable and bank overdrafts	$23,609	$35,666
Long-term debt due within one year	244,987	189,377
Accounts payable	130,071	93,793
Accrued salaries and wages	38,637	28,558
Accrued warranty	16,392	17,196
Other accrued liabilities	44,291	36,208
Total current liabilities	497,987	400,798
Long-Term Debt	76,496	130,408
Other Liabilities:
Long-term pension liability	57,148	41,937
Postretirement benefits other than pensions	18,545	17,779
Deferred income taxes	48,454	56,126
Other	28,949	25,139
Total other liabilities	153,096	140,981
Minority Interest in Net Assets of Consolidated Companies	39,927	32,353
Stockholders’ Equity:
Preferred stock, par value $.01 per share, authorized 4,500 shares, no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 75,000 shares in 2004 and 2003; issued and outstanding 47,446 in 2004 and 47,432 in 2003	474	474
Additional paid-in capital	319,871	314,319
Retained earnings	62,257	45,202
Accumulated other comprehensive income	61,710	37,376
Unamortized restricted stock compensation	(237)	(157)
Total stockholders’ equity	444,075	397,214
	$1,211,581	$1,101,754

See accompanying notes to consolidated financial statements.

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Sauer-Danfoss Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
(in thousands, except per share data)

	Number of Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unamortized Restricted Stock Compensation	Total
Year Ended December 31, 2002:
Beginning balance	47,411	$474	$313,662	$47,442	$(15,663)	$(92)	$345,823
Comprehensive income (loss):
Net income	—	—	—	13,705	—	—	—
Pension adjustment	—	—	—	—	(1,353)	—	—
Unrealized gains on hedging activities	—	—	—	—	1,427	—	—
Currency Translation	—	—	—	—	20,935	—	—
Total comprehensive income	—	—	—	—	—	—	34,714
Restricted stock grant	8	—	98	—	—	(98)	—
Restricted stock compensation	—	—	—	—	—	71	71
Cash dividends declared ($.28 per share)	—	—	—	(13,277)	—	—	(13,277)
Ending balance	47,419	474	313,760	47,870	5,346	(119)	367,331
Year Ended December 31, 2003:
Comprehensive income (loss):
Net income	—	—	—	11,233	—	—	—
Pension adjustment	—	—	—	—	(1,935)	—	—
Unrealized losses on hedging activities	—	—	—	—	(1,360)	—	—
Currency Translation	—	—	—	—	35,325	—	—
Total comprehensive income	—	—	—	—	—	—	43,263
Stock incentive expense	—	—	423	—	—	—	423
Restricted stock grant	13	—	136	—	—	(136)	—
Restricted stock compensation	—	—	—	—	—	98	98
Deemed dividend	—	—	—	(621)	—	—	(621)
Cash dividends declared ($.28 per share)	—	—	—	(13,280)	—	—	(13,280)
Ending balance	47,432	474	314,319	45,202	37,376	(157)	397,214
Year Ended December 31, 2004:
Comprehensive income (loss):
Net income	—	—	—	33,186	—	—	—
Pension adjustment	—	—	—	—	(7,655)	—	—
Unrealized losses on hedging activities	—	—	—	—	(538)	—	—
Currency Translation	—	—	—	—	32,527	—	—
Total comprehensive income	—	—	—	—	—	—	57,520
Performance unit compensation	—	—	5,344	—	—	—	5,344
Restricted stock grant	14	—	208	—	—	(208)	—
Restricted stock compensation	—	—	—	—	—	128	128
Cash dividends declared ($.34 per share)	—	—	—	(16,131)	—	—	(16,131)
Ending balance	47,446	$474	$319,871	$62,257	$61,710	$(237)	$444,075

See accompanying notes to consolidated financial statements.

III-28

Sauer-Danfoss Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2004	2003	2002
Cash Flows from Operating Activities:
Net income	$33,186	$11,233	$13,705
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle	—	—	695
Depreciation and amortization	82,363	80,377	72,593
Minority interest and equity income, net	21,522	15,405	11,099
(Increase) decrease in working capital, excluding effects of acquisitions —
Accounts receivable, net	(30,780)	(5,542)	2,763
Inventories	(24,287)	(7,616)	1,146
Accounts payable	22,705	6,121	2,465
Accrued liabilities	10,191	6,188	4,106
Change in deferred income taxes	(2,174)	(12,371)	(6,813)
Other (1)	12,086	1,763	(3,476)
Net cash provided by operating activities	124,812	95,558	98,283
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(79,257)	(59,991)	(42,278)
Payments for acquisitions and license rights, net of cash acquired	(5,656)	(7,202)	(25,084)
Proceeds from sales of property, plant and equipment	9,367	2,204	1,090
Net cash used in investing activities	(75,546)	(64,989)	(66,272)
Cash Flows from Financing Activities:
Net borrowings (repayments) on notes payable and bank overdrafts	(14,978)	1,120	(6,025)
Net borrowings (repayments) on revolving credit facility	33,420	33,018	(45,950)
Net borrowings (repayments) of long-term debt	(42,355)	(34,200)	40,460
Payments for debt financing costs	—	(1,824)	—
Cash dividends	(14,706)	(13,280)	(13,277)
Distribution to minority interest partners	(14,711)	(13,667)	(9,625)
Net cash used in financing activities	(53,330)	(28,833)	(34,417)
Effect of Exchange Rate Changes on Cash	251	953	479
Cash and Cash Equivalents:
Net increase (decrease) during the year	(3,813)	2,689	(1,927)
Beginning balance	15,086	12,397	14,324
Ending balance	$11,273	$15,086	$12,397
Supplemental Cash Flow Disclosures:
Interest paid	$17,984	$18,581	$20,775
Income taxes paid	$12,324	$12,825	$11,083

(1)    Primarily related to Long-Term Incentive Plan in 2004.

See accompanying notes to consolidated financial statements.

III-29

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(1) Summary of Significant Accounting Policies:

Basis of Presentation and Principles of Consolidation —

Sauer-Danfoss Inc., a U.S. Delaware corporation, and subsidiaries (the Company) is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components that generate, transmit and control power in mobile equipment. The Company’s products are used by original equipment manufacturers of mobile equipment, including construction, road building, agricultural, turf care, and specialty vehicle equipment. The Company’s products are sold throughout the world either directly or through distributors.

The consolidated financial statements represent the consolidation of all companies in which the Company has a controlling interest and are stated in accordance with accounting principles generally accepted in the United States. All significant intercompany balances, transactions and profits have been eliminated in the consolidated financial statements.

Use of Estimates —

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue Recognition —

Net sales are recorded at the time of shipment to customers along with related expenses including estimates for future warranty expense. This is consistent with when the risks and rewards of ownership and title to the product have transferred to the customer.

Cash and Cash Equivalents —

Cash equivalents are considered by the Company to be all highly liquid instruments purchased with original maturities of three months or less.

Trade Receivables —

The Company records trade receivables due from its customers at the time sales are recorded in accordance with its revenue recognition policy. The future collectibility of these amounts can be impacted by the Company’s collection efforts, the financial stability of its customers, and the general economic climate in which it operates. The Company applies a consistent practice of establishing an allowance for

III-30

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

accounts that it believes may become uncollectible through reviewing the historical aging of its receivables and by monitoring the financial strength of its customers. If the Company becomes aware of a customer’s inability to meet its financial obligations (e.g., where it has filed for bankruptcy), the Company establishes a specific allowance for the potential bad debt to reduce the net recognized receivable to the amount it reasonably believes will be collected. The valuation of trade receivables is performed quarterly.

Inventories —

Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of material, labor and factory overhead. The last-in, first-out (LIFO) method was adopted in 1987 and is used to value inventories at the U.S. locations which existed at that time. Inventories at all of the non-U.S. locations and the U.S. locations obtained through acquisition after 1987, which produce products different than those produced at U.S. locations existing at 1987, are valued under the inventory valuation method in place prior to acquisition, either weighted average or first-in, first-out (FIFO). The percentage of year-end inventory valued under the LIFO, FIFO, and average cost methods was 17%, 42%, and 41%, respectively, for 2004 and 18%, 39%, and 43%, respectively, for 2003.

Property, Plant and Equipment and Depreciation —

Property, plant and equipment are stated at historical cost, net of accumulated depreciation. Depreciation is generally computed using the straight-line method for building equipment and buildings over 10 to 37 years and for machinery and equipment over 3 to 8 years (3 to 12 years for additions in 1999 and prior). Additions and improvements that substantially extend the useful life of a particular asset are capitalized. Repair and maintenance costs ($36,533, $27,208, and $20,264 in 2004, 2003, and 2002, respectively) are charged to expense. When property, plant and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the consolidated statements of income.

Goodwill and Other Intangible Assets —

Goodwill represents the excess of the purchase price over the estimated fair values of net assets acquired in the purchase of businesses. The Company accounts for intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill is not amortized, but tested for impairment at least annually. Intangible assets consist primarily of trade names, technology, and customer relationships and are recorded at cost or fair value at the time of acquisition. Intangible assets are amortized on a straight-line basis over their legal or estimated useful lives, which range from three to thirty-five years.

III-31

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

Product Warranty —

The Company warrants its various products over differing periods depending upon the type of product and application. Consequently, the Company records warranty liabilities for the estimated costs that may be incurred under its basic warranty based on past trends of actual warranty claims compared to the actual sales levels to which those claims apply. These liabilities are accrued at the time the sales of the products are recorded. Factors that affect the Company’s warranty liability include the number of units in the field currently under warranty, historical and anticipated rates of warranty claims on those units and the cost per claim to satisfy the Company’s warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the Company’s estimated warranty obligation. Each quarter, the Company reevaluates its estimates to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

In addition to its normal warranty liability, the Company, from time to time in the normal course of business, incurs costs to repair or replace defective products with a specific customer or group of customers. The Company refers to these as field recalls and in these instances, the Company records a specific provision for the expected costs it will incur to repair or replace these products utilizing information from customers and internal information regarding the specific cost of materials and labor. Due to the sporadic and infrequent nature of field recalls, and the potential for a range of costs associated with field recalls, the Company cannot accurately estimate these costs at the time the products are sold. Therefore, these costs are recorded at the time information becomes known to the Company. As the field recalls are carried out, the Company relieves the specific liability related to that field recall. These specific field recall liabilities are reviewed on a quarterly basis, if not more frequently. The following table presents the activity in the accrued warranty and field recall accounts for the years ended December 31, 2004, 2003 and 2002:

	Year Ended December 31,
	2004	2003	2002
Balance at January 1	$17,196	$14,242	$8,472
Amounts assumed in acquisition	—	—	434
Charged to costs and expenses	2,930	8,757	7,482
Settlement of warranty and field recall claims	(4,318)	(6,979)	(2,763)
Effect of exchange rate changes	584	1,176	617
Balance at December 31	$16,392	$17,196	$14,242

III-32

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

Impairment of Long-Lived Assets and Assets to be Disposed Of —

Consistent with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically assesses whether events or circumstances have occurred that may indicate the carrying value of its long-lived tangible and intangible assets may not be recoverable. The carrying value of long-lived tangible and intangible assets to be held and used is evaluated based on the expected future undiscounted operating cash flows. When events or circumstances indicate the carrying value of an asset is impaired, the Company recognizes an impairment loss to the extent that the carrying value of the assets exceeds the fair value of the assets.

Income Taxes —

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities, net operating loss carryforwards, and tax credit carryforwards and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Income Per Share —

Basic net income per common share is based on the weighted average number of common shares outstanding in each year. Diluted net income per common share assumes that outstanding common shares were increased by shares issuable upon (i) exercise of restricted stock shares, and (ii) granting of shares under the long-term incentive plan, after it becomes certain that the performance requirements needed to be met in accordance with the incentive plan will be achieved. Shares under both the restricted stock plan and the long term incentive plan have an exercise price of zero.

Fair Value of Financial Instruments —

The carrying values of cash and cash equivalents, accounts and other receivables, notes payable and bank overdrafts, and accounts payable approximate fair value because of the short-term nature of these instruments.

The fair value of long-term debt is calculated by discounting scheduled cash flows through maturity using estimated market discount rates. The discount rate is estimated using the rates currently offered for

III-33

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

long-term debt of similar remaining maturities. At December 31, 2004, the Company estimated the fair value of its long-term debt, including amounts due within one year, at $327,378 compared to its carrying value of $321,483. The estimated fair value of long-term debt at December 31, 2003 was $325,473 compared to its carrying value of $319,785. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Translation of Non-U.S. Currencies —

Assets and liabilities of consolidated non-U.S. subsidiaries are translated into U.S. dollars at exchange rates in effect at the end of each period, while revenues and expenses are translated at average exchange rates prevailing during the period. The resulting translation adjustments are included in stockholders’ equity. Gains or losses on transactions denominated in non-U.S. currencies and the related tax effects are reflected in the consolidated statements of income. Due to changes in translation rates between periods, comparisons of balances and revenue and expense activity between periods may not be meaningful.

Derivatives and Hedging —

Derivative financial instruments are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Under SFAS 133, all derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value.

Interest rate swaps, which are designated as cash flow hedges, are used by the Company to establish fixed interest rates on outstanding borrowings. At December 31, 2004, the Company has three interest rate swaps outstanding that mature at various dates through March 2009. The combined notional amount of the three contracts is 8,852 euros at December 31, 2004. There is no ineffectiveness of the interest rate swaps and therefore, the changes in fair value of the derivatives is recorded in accumulated other comprehensive income (loss).

The Company entered into a foreign currency contract to protect against the effects of foreign currency fluctuations for a loan to the U.S. holding company from a Danish bank denominated in euros. At December 31, 2004 the notional amount of this contract, which expires in January 2005, was 25,350 euros. The mark-to-market gain or loss due to currency fluctuations on both the loan and the currency contract are reported in other income (expense) in the consolidated statements of income with the asset and liability in the consolidated balance sheets adjusted to fair value.

III-34

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

New Accounting Principles —

In May 2004 the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernizaton Act of 2003” (the Act) which replaced FSP 106-1 of the same name. The Act introduced a prescription drug benefit under Medicare Part D, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company believes its retiree health and accident plan is at least actuarially equivalent to Medicare Part D and eligible for the federal subsidy. The Company determined that the impact of the Act on the financial statements is not material and therefore is not considered a significant event. The effects of the Act were incorporated in the measurement of plan assets and obligation that was completed as of December 31, 2004 resulting in a decrease of $1,214 in the amount of unrecognized actuarial loss disclosed in Note 8. The effects of the Act will be amortized over the expected remaining life of the Plan participants, resulting in a reduction to the postretirement benefit expense of $145 annually through 2012.

The FASB issued Interpretation (FIN) No. 46R, “Consolidation of Variable Interest Entities” in December 2003, which requires variable interest entities to be consolidated by the party determined to be the primary beneficiary. A primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding the variable interest. The Company adopted FIN No. 46R in the first quarter of 2004, consolidating one entity which was previously accounted for under the equity method of accounting, with no material effect on the financial statements.

The Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” in 2003. SFAS No. 148, which amended SFAS No. 123, provides alternative methods of transition for companies that voluntarily change to the fair value based method of accounting for stock-based compensation. The Company adopted the recognition provisions of SFAS No. 123 as of January 1, 2003 using the fair-value method. In accordance with SFAS No. 148, the Company selected the prospective method of reporting this change in accounting principle, which allowed the Company to apply the recognition provisions to all employee awards granted, modified or settled after January 1, 2003. In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” which is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation” and eliminates the alternative of accounting for share-based compensation using Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised standard requires an entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant with the cost recognized over the period during which an employee is required to provide services in exchange for the award. The effective date for the Company to adopt this standard is the third

III-35

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

quarter of 2005. As the Company is currently accounting for stock based compensation in accordance with SFAS No. 123 the impact of adopting SFAS No. 123R is not expected to be significant on the Company’s financial position or net income.

The Company adopted SFAS No. 132R, “Employers’ Disclosures about Pensions and Other Postretirement Benefits — an amendment of FASB Statements No. 87, 88, and 106” in 2003, with additional disclosure provided in 2004. This statement added certain disclosure requirements for the major categories of plan assets, the accumulated pension benefit obligations, the measurement date used, the benefits expected to be paid to plan participants during the next ten years, the employer’s contributions expected to be paid to the plans during the next fiscal year, and interim disclosures of the components of the benefit costs along with any revisions to the contributions expected to be paid to the plans for the current fiscal year. This statement required additional disclosure only, as provided in Note 8, and had no effect on the Company’s financial position or net income.

In May 2003 the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 requires companies to classify certain financial instruments as liabilities that may previously have been classified as equity. The Company adopted SFAS No. 150 in 2003 and reviewed all joint venture agreements that may require different accounting treatment under SFAS No. 150 than previously adopted.

Effective January 1, 2002 the Company adopted SFAS No. 141, “Business Combinations,” which requires the purchase method of accounting be used for all business combinations, and SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment annually. In connection with the adoption of SFAS No. 142, the Company performed an evaluation of goodwill as of January 1, 2002, which indicated that goodwill related to the open circuit reporting unit within the Work Function segment was impaired. The Company recognized a $695 noncash after-tax charge as a cumulative effect of change in accounting principle for the write-off of goodwill related to the open circuit reporting unit. Each year since adoption, the Company has completed its annual test for potential goodwill impairment consistent with the methodology applied upon adoption in 2002. No additional impairment was indicated as a result of these tests.

In November 2004 the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 amends Accounting Research Bulleting No. 43, Chapter 4 on inventory pricing to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The Company is required to adopt

III-36

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

SFAS No. 151 in 2006. The Company has not yet completed its evaluation of the effects of adopting this statement but it is not expected to have a significant effect on the Company’s consolidated financial statements.

Reclassifications —

Certain previously reported amounts have been reclassified to conform to the current period presentation.

(2) Business Combinations:

During the second quarter of 2004, the Company exercised its option to acquire the remaining 15% of Comatrol S.p.A for approximately $4,300. The Company acquired Comatrol, located in Reggio Emilia, Italy, with approximately 100 employees and $22,000 in annual sales, for its manufacturing and product technology. In the second quarter of 2003, the Company purchased 40% of the outstanding shares of Comatrol, increasing its ownership percentage to 85%, and therefore began to consolidate the financial results of the business. Prior to purchasing the controlling interest in Comatrol, the Company accounted for the results of its 45% ownership interest, acquired in the first quarter 2002, under the equity method of accounting. The Company completed the allocation of the purchase price in 2004, resulting in $1,042 being reclassified from intangible assets to goodwill. The total purchase price paid to acquire Comatrol was approximately $22,100. The Company recognized intangible assets of approximately $600 and $2,200 for technology and customer relationships, respectively, in connection with the Comatrol acquisition. The transaction also resulted in recognizing approximately $14,500 of goodwill.

In 2003, the Company completed the allocation of purchase price for the acquisition of Thrige Electric, a low voltage motor business, which was acquired in the second quarter of 2003. The final purchase price allocation resulted in $2,554 being reclassified from goodwill to intangible assets.

III-37

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(2) Business Combinations: (Continued)

The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2004 are as follows:

	Propel Segment	Work Function Segment	Controls Segment	Total
Balance as of January 1, 2003	$32,030	$19,121	$54,137	$105,288
Goodwill acquired during period	—	—	9,431	9,431
Reclassify goodwill to intangible assets	—	—	(2,554)	(2,554)
Translation adjustment	2,139	1,277	4,073	7,489
Balance as of December 31, 2003	34,169	20,398	65,087	119,654
Goodwill acquired during period	—	—	4,009	4,009
Reclassify intangible assets to goodwill	—	—	1,042	1,042
Translation adjustment	1,329	793	2,727	4,849
Balance as of December 31, 2004	$35,498	$21,191	$72,865	$129,554

(3) Restructuring Charges:

The Company began to restructure its European sales and distribution operations during 2003, which continued throughout 2004. During 2003 the Company relocated the operations of its Sturtevant, Wisconsin, and West Branch, Iowa, locations to other existing facilities and outsourced certain processes to reduce costs and increase efficiencies. The West Branch operations relocation was completed in 2004 in addition to management reorganizations within the Work Function segment. The costs related to the Sturtevant and West Branch restructurings were included in the Work Function segment. The charges related to the European sales and distribution restructuring were allocated to all segments. The following table summarizes the restructuring charges incurred in 2004 and 2003:

	Work Function		European Sales Operations
	2004	2003	2004	2003
Employee termination costs	$1,338	$863	$2,323	$1,195
Employee retraining & relocation costs	148	237	176	62
Property and equipment impairment and loss on disposal	131	3,879	—	—
Coordinating team	—	—	1,166	—
Equipment relocation costs	136	1,527	—	—
Other costs	470	1,129	743	64
Total	$2,223	$7,635	$4,408	$1,321

III-38

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(3) Restructuring Charges: (Continued)

In addition to the Work Function and European sales and distribution restructuring, the Company incurred $165 of employee termination costs related to the partial consolidation of the U.S. non-manufacturing functions within the Controls segment. The cost for restructuring in 2004 totaled $6,796 consisting of $1,320, $5,345, and $131 included in cost of sales, selling, general and administrative expenses, and loss on disposal of fixed assets, respectively. The cost for restructuring in 2003 totaled $8,956 consisting of $3,281, $1,796, and $3,879 included in cost of sales, selling, general and administrative expenses, and loss on disposal of fixed assets, respectively.

The West Branch and Sturtevant relocations were completed in March 2004 and June 2003, respectively. The European sales and distribution restructuring will be completed in early 2005; additional costs are not expected to be significant.

(4) Inventories:

The composition of inventories is as follows:

	December 31,
	2004	2003
Raw materials	$93,275	$73,311
Work in process	57,561	38,862
Finished goods and parts	102,115	95,781
LIFO allowance	(11,389)	(9,084)
Total	$241,562	$198,870

III-39

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(5) Property, Plant and Equipment and Property Held for Disposal:

The cost and related accumulated depreciation of property, plant and equipment are summarized as follows:

	December 31,
	2004	2003
Cost —
Land and improvements	$14,346	$13,547
Buildings and improvements	109,845	107,646
Machinery and equipment	1,006,162	938,069
Construction in progress	52,502	33,342
Plant and equipment under capital leases	17,888	16,519
Total cost	1,200,743	1,109,123
Less — accumulated depreciation.	(722,200)	(656,210)
Net property, plant and equipment	$478,543	$452,913

Depreciation expense for 2004, 2003, and 2002 was $79,307, $77,584, and $68,951, respectively.

During 2001, the Company closed a manufacturing facility in Racine, Wisconsin, as part of a restructuring related to an acquisition. This property, with a carrying value of $6,900, was classified as a current asset on the consolidated balance sheets at December 31, 2003 and included in Global Services for segment reporting. In 2004 this property was sold and a gain on sale of approximately $600 was recognized in the income statement.

In connection with the West Branch relocation discussed in Note 3 the Company determined the land and building at that location would be sold. In 2003, the Company reduced the carrying value of the property to approximately $3,600 and recorded an impairment charge of approximately $1,500, which was included in loss on disposal of fixed assets on the consolidated statements of income. At December 31, 2003 the building was included in property, plant and equipment of the Work Function segment. The Company also has an undeveloped piece of land in Brooklyn Park, Minnesota, which has a carrying value of approximately $3,000. These two properties are classified as other current assets on the consolidated balance sheets at December 31, 2004 and are included in Work Function and Global Services, respectively, for segment reporting. The land in Minnesota was also classified as a current asset at December 31, 2003. Based upon its most recent analysis, the Company believes that no further impairments existed at December 31, 2004.

III-40

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(6) Intangible Assets

The following table summarizes the components of the other intangible asset balances at December 31, 2004 and 2003:

	Trade Name	Technology	Customer Relationships	Other	Total
December 31, 2004
Cost	$19,000	$11,346	$6,889	$7,786	$45,021
Accumulated amortization	2,172	3,163	1,710	4,619	11,664
Other intangible assets, net	$16,828	$8,183	$5,179	$3,167	$33,357
December 31, 2003
Cost	$19,000	$11,358	$7,271	$6,272	$43,901
Accumulated amortization	1,629	2,254	433	4,320	8,636
Other intangible assets, net	$17,371	$9,104	$6,838	$1,952	$35,265

Amortization of intangible assets was $3,056, $2,793 and $3,642 in 2004, 2003 and 2002, respectively. Amortization expense is expected to be approximately $2,500, $2,200, $1,800, $1,600, and $1,500 in 2005 through 2009.

(7) Long-Term Debt:

Long-term debt outstanding at December 31, 2004 and 2003 consisted of the following:

	2004		2003
	Long-term debt due within one year	Long-term debt	Long-term debt due within one year	Long-term debt
Multicurrency Revolving Facility	$123,528	$—	$84,855	$—
German Long-Term Bank Facilities maturing through 2018	4,577	33,030	3,276	29,700
Danish Bank Facility	111,944	—	84,908	50,693
U.S. 1997 Senior Notes, due through 2007	4,000	8,000	3,000	13,000
U.S. 2000 Senior Notes, due through 2010	—	35,000	—	35,000
U.S. Industrial Development Revenue Bonds	—	—	8,530	—
Other borrowings	938	466	4,808	2,015
Total	$244,987	$76,496	$189,377	$130,408

III-41

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(7) Long-Term Debt: (Continued)

Multicurrency and Non-U.S. Bank Facilities

In September 2003 the Company entered into a Multicurrency Revolving Facility Agreement (the Agreement). Under the Agreement the Company may borrow up to $250,000 through September, 2006. Debt issuance costs of approximately $1,800 were capitalized and are being amortized to interest expense over the Agreement’s three-year term. The Agreement includes a material adverse change clause, which combined with the rollover of borrowings for intervals less than 360 days, requires all borrowings under the facility, except for the German long-term debt of $5,492 discussed below, to be classified as current.

Borrowings under the Agreement bear interest equal to the relevant interbank offering rate plus a margin ranging from 0.65% to 1.65% (0.95% at December 31, 2004), depending on the Company’s ratio of net debt to EBITDA, as defined. The weighted average interest rate on outstanding borrowings under the Agreement was approximately 3.5% at December 31, 2004. The Company is required to pay a commitment fee on the unused portion of the Agreement. As of December 31, 2004, this fee was 0.43% and the Company had incurred $787 and $288 of commitment fee expense in 2004 and 2003, respectively. The Agreement contains financial covenants relating to the Company’s EBITDA to net interest expense and net debt to EBITDA, as defined. The Company was in compliance with the covenants at December 31, 2004.

The German Long-Term Bank Facilities represent a series of long-term and short-term bank loans. Included in the $37,607 outstanding under the German Facilities at December 31, 2004 is $5,492 that is treated as a reduction of the available funds under the $250,000 Agreement discussed above. Included in the balance of $37,607 is a loan with approximately $14,000 outstanding at December 31, 2004 that is secured by property. Interest on the German facilities may be either fixed or variable depending on the individual loan. Interest rates range from 2.6% to 6.6% at December 31, 2004. These facilities contain a variety of repayment schedules and have final maturities ranging from June 2005 through June 2018.

The Danish Bank Facility represents a revolving credit facility for 800,000 krones that is available through June 2006. At December 31, 2004 the Company had 188,465 krones or $34,470 available under the facility. The outstanding borrowings at December 31, 2004 are expected to be repaid in 2005 and therefore are classified as current. The interest rates charged on this facility range from 3.15% to 5.15% at December 31, 2004. In addition, the Company is required to pay a commitment fee on the unused portion of this credit facility, which was 0.50% at December 31, 2004. The Company incurred $19 of expense in 2004 as a result of this commitment fee. No commitment fees were paid in 2003 under this facility. The Danish Long-Term Facility requires the Company to maintain certain minimum levels of profitability and equity, as defined. The Company was in compliance with the requirements at December 31, 2004.

III-42

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(7) Long-Term Debt: (Continued)

U.S. Borrowings

On December 15, 1997, the Company issued $25,000 of 6.68% Senior Notes (1997 Senior Notes), of which $12,000 remains outstanding at December 31, 2004. The 1997 Senior Notes have remaining annual repayments from December 15, 2005 through 2007. The 1997 Senior Notes contain certain restrictions and require the maintenance of minimum tangible net worth and maximum leverage, as defined. At December 31, 2004, the Company was in compliance with these requirements.

On October 1, 2000, the Company issued $35,000 of 8.07% Senior Notes (2000 Senior Notes). The 2000 Senior Notes have scheduled annual payments starting on September 30, 2008, through September 30, 2010. The 2000 Senior Notes contain certain restrictions and require the maintenance of certain financial ratios that are similar to the 1997 Senior Notes. At December 31, 2004, the Company was in compliance with these requirements.

Payments required to be made on long-term debt outstanding as of December 31, 2004, during the years ending 2005 through 2009 and for years thereafter, are $244,987, $15,458, $14,220, $14,683 $12,557, and $19,578, respectively.

(8) Pension and Postretirement Benefits other than Pensions:

The Company has noncontributory defined benefit pension plans covering a significant number of its employees. The benefits under these plans are based primarily on years of service and compensation levels. The Company also provides health benefits for certain retired employees and certain dependents when the employee becomes eligible for these benefits by satisfying plan provisions that include certain age and service requirements. The measurements for the U.S. pension and health benefits plans were performed at December 31, 2004 and 2003.

Pension Benefits

The Company’s funding policy for pension plans outside of Germany is to contribute annually an amount that falls within the range determined to be deductible for income tax purposes. The net pension liabilities reflected in the accompanying consolidated balance sheets result principally from unfunded pension plans of the Company’s operations in Germany, where it is common practice to fund pension obligations at the time payments are made to retirees, and the unfunded portion of the U.S. plan.

III-43

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

Pension expense for 2004, 2003, and 2002 for these defined benefit plans consists of the following components:

	December 31,
	2004	2003	2002
Service cost	$4,250	$4,001	$3,538
Interest cost	9,945	9,054	7,919
Expected return on plan assets	(7,528)	(6,811)	(6,824)
Amortization of prior service cost	530	657	562
Amortization of net loss	1,476	630	267
Net periodic pension expense	$8,673	$7,531	$5,462

III-44

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

The following table sets forth the plans’ funded status as of the respective balance sheet dates:

	December 31,
	2004	2003
Reconciliation of benefit obligation:
Benefit obligation at January 1	$(165,536)	$(141,676)
Service cost	(4,250)	(4,001)
Interest cost	(9,945)	(9,054)
Plan participant contributions	(463)	(479)
Actuarial loss	(16,326)	(10,485)
Benefit payments	6,818	9,334
Effect of exchange rate changes	(6,447)	(9,175)
Benefit obligation at December 31	(196,149)	(165,536)
Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	100,888	83,668
Actual return on plan assets	10,978	13,627
Employer contributions	6,594	8,295
Effect of exchange rate changes	2,477	2,956
Plan participants’ contributions	463	479
Benefit payments	(5,262)	(8,137)
Fair value of plan assets at December 31	116,138	100,888
Funded status at December 31	(80,011)	(64,648)
Unrecognized actuarial (gain) loss	38,607	24,464
Unrecognized prior service cost	3,364	3,792
Net amount recognized	$(38,040)	$(36,392)

Amounts recognized in the consolidated balance sheets as of:

	December 31,
	2004	2003
Long-term pension liability, net (1)	$(51,407)	$(35,579)
Current pension liability	(4,590)	(7,258)
Intangible asset	3,459	2,394
Accumulated other comprehensive income	14,498	4,051
Net amount recognized	$(38,040)	$(36,392)

(1)          Includes plan assets of $5,741 and $6,358 in 2004 and 2003, respectively for the U.K. plan that is included in other assets.

III-45

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

Significant assumptions used in determining pension expense and related pension obligations are as follows:

	December 31,
	2004	2003	2002
Discount rates —
United States	6.00%	6.25%	7.00%
Germany	4.75	5.30-6.00	5.80-6.50
United Kingdom	5.25	5.50	5.50
Rates of increase in compensation levels —
United States	3.50	3.50	4.50
Germany	2.50	2.50	2.50
United Kingdom	4.00	4.00	3.50
Expected long-term rate of return on assets —
United States	8.50	8.50	8.50
United Kingdom	6.20	6.00	6.50

The target asset allocation for the U.S. pension assets, on average, is 60% in equity securities and 40% in fixed income securities. This allocation is expected to earn an average annual rate of return of approximately 8.5% measured over a planning horizon of twenty years with reasonable and acceptable levels of risk. This expected level will be obtained, with an allowance for expenses, and cash investments, if equity securities realize an average annual return of 11% and fixed income securities produce an average annual yield of 6%. The target asset allocation for the U.K. pension assets, on average, is 56% in equity securities, 43% in fixed income securities and 1% in cash. This allocation is expected to earn an average annual rate of return of approximately 6.2%.

The weighted average asset allocations by asset category for the U.S. and U.K. pension plans at December 31 are as follows:

	U.S. Plan		U.K. Plan
	2004	2003	2004	2003
Equity securities	60%	50%	61%	60%
Debt securities	37	46	38	39
Other	3	4	1	1
Total	100%	100%	100%	100%

III-46

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

Postretirement Benefits

The health benefit plans covering certain groups of U.S. employees are contributory, with contributions reviewed annually and adjusted as appropriate. These plans contain other cost-sharing features such as deductibles and coinsurance. The Company does not pre-fund these plans and has the right to modify or terminate any of these plans in the future. Health benefits for retirees of non-U.S. operations, where applicable, are provided through government-sponsored plans to which contributions by the Company are required.

The components of the postretirement benefit expense of the Company-sponsored health benefit plans for 2004, 2003, and 2002, were as follows:

	2004	2003	2002
Service cost	$621	$539	$528
Interest cost	1,753	1,636	1,476
Net deferral and amortization	543	322	158
Postretirement benefit expense	$2,917	$2,497	$2,162

III-47

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

The funded status of the Company-sponsored health benefit plans was as follows:

	December 31,
	2004	2003
Reconciliation of benefit obligation:
Accumulated postretirement benefit liability at January 1	$(27,153)	$(22,306)
Service cost	(621)	(539)
Interest cost	(1,753)	(1,636)
Actuarial loss	(2,102)	(4,167)
Benefit payments	2,127	1,495
Accumulated postretirement benefit liability at December 31	(29,502)	(27,153)
Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	—	—
Employer contributions	2,127	1,495
Benefit payments	(2,127)	(1,495)
Fair value of plan assets at December 31	—	—
Funded status	(29,502)	(27,153)
Unrecognized actuarial loss	10,957	9,374
Postretirement benefit liability	$(18,545)	$(17,779)

The assumed weighted average annual rate of increase in the per capita cost of medical benefits is 10.0% for 2005 and is assumed to decrease ratably in 2006 through 2010 and remain level at 4.5% thereafter.

U.S. employees retiring after March 1, 1993, and hired prior to January 1, 1993, will receive the standard health benefits up to age 65 and then will be eligible for a Medicare reimbursement allowance based on years of service. U.S. employees hired after January 1, 1993, will only be eligible after age 65 for a Medicare reimbursement allowance based on years of service.

A one percent increase or decrease in the annual health care trend rates would have increased or decreased the accumulated postretirement benefit obligation at December 31, 2004, by $2,142, and increased or decreased postretirement benefit expense for 2004 by $190. The weighted average discount rate used to estimate the accumulated postretirement benefit obligation was 6.0%, 6.25%, and 7.0%, for 2004, 2003, and 2002, respectively.

III-48

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

The benefits expected to be paid from the benefit plans, which reflect expected future years of service, and the Medicare subsidy expected to be received are as follows:

	Pensions	Health Care	Health care subsidy receipts (1)
2005	$4,739	$1,460	$—
2006	5,071	1,616	58
2007	5,538	1,802	65
2008	5,944	1,907	69
2009	6,404	1,969	71
2010 to 2014	40,267	10,940	388

(1)          See discussion of Medicare subsidy provided by the Medicare Prescription Drug Improvement and Modernization Act of 2003 in Note 1.

The Company plans to contribute approximately $8,500 to the Company pension and health benefit plans in 2005.

The Company also maintains the Sauer-Danfoss Employees’ Savings Plan and the Sauer-Danfoss LaSalle Factory Employee Savings Plan for eligible employees. Company contributions include both base and matching amounts. The Company contributed approximately $1,900 to these plans in both 2004 and 2003, and $1,800 to these plans in 2002.

(9) Income Taxes:

The Company’s income (loss) before income taxes is as follows:

	Years Ended December 31,
	2004	2003	2002
United States	$(4,973)	$(26,545)	$(2,556)
European and other	53,894	37,304	23,478
Total	$48,921	$10,759	$20,922

The Company’s primary German operation is treated as a flow-through entity for United States tax purposes. The above analysis of pretax income and the following analysis of the income tax provision by taxing jurisdiction are therefore not directly related.

III-49

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(9) Income Taxes: (Continued)

The benefit (expense) for income taxes by taxing jurisdiction is as follows:

	Years Ended December 31,
	2004	2003	2002
Current:
United States
Federal	$2,411	$—	$424
State	(100)	—	(966)
European and other	(21,294)	(8,403)	(9,498)
Total current	(18,983)	(8,403)	(10,040)
Deferred:
United States
Federal	3,130	6,519	1,744
State	(563)	1,179	278
European and other	681	1,179	801
Total deferred	3,248	8,877	2,823
Total income tax benefit (expense)	$(15,735)	$474	$(7,217)

A reconciliation of tax expense calculated using the U.S. statutory tax rate and recorded income tax expense based on the Company’s income before income taxes is as follows:

	Years Ended December 31,
	2004	2003	2002
Tax expense based on U.S. statutory tax rate	$(17,124)	$(3,765)	$(7,323)
Deferred tax benefit not previously recognized	—	1,886	—
Reduction of income tax accrued liability	2,600	—	—
Goodwill and nondeductible expenses	—	—	(454)
European and Asian locations’ losses not tax benefited	(1,435)	(424)	(380)
Taxes on non-U.S. locations’ income at rates which differ from the U.S. rate	3,806	1,473	1,801
State income taxes	(431)	766	(409)
Tax effect of minority interest	(1,085)	(730)	(363)
Other	(2,066)	1,268	(89)
Total income tax benefit (expense)	$(15,735)	$474	$(7,217)

III-50

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(9) Income Taxes: (Continued)

The components of the Company’s net deferred tax assets and liabilities, determined on a jurisdictional and entity basis, are attributable to the following:

	December 31,
	2004		2003
	Assets	Liabilities	Assets	Liabilities
Net operating loss (NOL) and tax credit carryforwards	$26,720	$—	$38,651	$—
Deferred compensation, post-retirement medical and accrued pension benefits	19,466	—	11,827	(1,909)
Fixed asset basis differences	1,468	(32,784)	1,623	(42,694)
Inventory and warranty accruals	8,385	(3,913)	8,187	(1,304)
Intangible asset fair market value step-up	—	(11,507)	—	(7,781)
Other items	10,565	(250)	8,796	(2,438)
Gross deferred tax assets/liabilities	66,604	(48,454)	69,084	(56,126)
Valuation allowance	(22,667)	—	(22,661)	—
Net deferred tax assets/liabilities	43,937	(48,454)	46,423	(56,126)
Less-current portion	(10,947)	—	(7,165)	—
Net deferred tax assets/liabilities, long-term	$32,990	$(48,454)	$39,258	$(56,126)

The valuation allowance of $22,667 at December 31, 2004 has been established against NOL and tax credit carryforwards. All of the U.S. NOL carryforward tax benefits were recorded through a business  acquisition; therefore Internal Revenue Code Section 382 will limit the amount of NOL carryforwards that may be used to offset future taxable income in any one year. To the extent the unrecognized tax benefit of certain acquired NOL carryforwards are recognized in the future, the tax benefits of such recognition will reduce goodwill. Approximately $17,000 and $5,600 of the valuation allowance related to the acquired NOL carryforwards and to foreign tax and research credits, respectively. See further discussion of the tax return carryforwards below.

As of December 31, 2004 and 2003, the Company had not provided U.S. federal income taxes on $190,629 and $149,247 of undistributed earnings recorded by certain subsidiaries outside the United States since these earnings were deemed permanently invested. Although it is not practicable to determine the deferred tax liability on the unremitted earnings, foreign tax credits would be available to reduce U.S. tax liability if these foreign earnings were remitted.

III-51

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(9) Income Taxes: (Continued)

The Company had the following tax return carryforwards available to offset future years’ taxable income at December 31, 2004:

	Amount	Expiration Dates
German NOL — National	$87,033	None
German NOL — Local	27,167	None
U.S. NOL	50,332	2006—2019
Other non-U.S. NOL	8,671	2006—2014
Foreign tax credits (available to offset U.S. taxes)	7,157	2011—2014

The German NOLs reflected above have reduced U.S. income taxes in prior years due to the treatment of the Company’s primary German operations as a flow-through entity for U.S. tax purposes. Accordingly, no net deferred tax asset has been established for the German NOL carryforwards.

The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income during (i) the years in which temporary differences reverse and (ii) the years prior to the expiration of NOL and credit carryforwards. Management considers projected future taxable income and tax planning strategies in making this assessment. Based on these factors, management believes it is more likely than not that the Company will realize benefits of the net deferred tax assets as of December 31, 2004.

The American Jobs Creation Act of 2004 (AJCA) increased the number of years allowed for carryforward of foreign tax credits. The AJCA also introduced a limited time 85% dividends received deduction on the repatriation of certain foreign earnings. This deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. To qualify for the deduction certain criteria must be met, including that the earnings must be reinvested in the U.S. pursuant to a domestic reinvestment plan established by the Company’s chief executive officer and approved by the Company’s Board of Directors.  The Company has started an evaluation of the effects of the repatriation provision and may elect to apply the provision to qualifying earnings repatriations in 2005. However, the Company does not expect to be able to complete its evaluation until after Congress or the Treasury Department provides additional clarifying language on key elements of the provision. Assuming such clarifications are made, the Company expects to complete its evaluation of the effects of the repatriation provision by the end of the second quarter in 2005. The range of possible amounts that the Company is considering for repatriation under this provision is between $0 and $148,000. While the Company estimates the related potential range of additional income tax is between $0 and $2,600, the range is subject to change based on the technical correction legislation that is expected to be passed.

III-52

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(9) Income Taxes: (Continued)

The Internal Revenue Service (IRS) has audited the Company’s federal income tax returns for years 1997 through 2001. The Company received notices of proposed tax adjustments for those years and filed appeals in response to those IRS notices. Final proposed adjustments have been received for these years. The Company has reached a tentative settlement for the items under appeal. The Company has reduced its accrued liability for income taxes by $2,600 in 2004 to reflect the expected settlement.

(10) Minority Interests:

Minority interests in net assets and income reflected in the accompanying consolidated financial statements consists of:

a)               A 40% minority interest held by Agri-Fab, Inc. in Hydro-Gear Limited Partnership, a U.S. limited partnership, for 2004, 2003 and 2002.

b)              A 40% minority interest held by Shanghai Hydraulics and Pneumatics in Sauer Shanghai Hydraulic Transmission Co., Ltd., a Chinese equity business venture for 2004, 2003, and 2002.

c)               A 35% minority interest held by Daikin Industries Ltd. in Sauer-Danfoss-Daikin, Ltd., a Japanese corporation, for 2004, 2003, and 2002.

d)              A 49.9% minority interest held by Topcon Laser Systems in TSD Integrated Controls LLC, a U.S. limited partnership, for 2004, 2003, and 2002.

e)               A 55% minority interest held by Daikin Industries Ltd. in Daikin-Sauer-Danfoss Manufacturing, Ltd., a Japanese corporation, for 2004. Prior to 2004 this entity was accounted for under the equity method but was consolidated in 2004 in accordance with the requirements of FIN No. 46R as discussed in Note 1.

f)                 A 15% minority interest held by Mr. Mose Natale Arduini in Comatrol S.p.A., an Italian corporation, from April 10, 2003 through April 30, 2004.

III-53

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(10) Minority Interests: (Continued)

The following tables set forth the components of minority interest in the consolidated balance sheets:

	December 31,
	2004	2003
Hydro-Gear Limited Partnership	$25,467	$22,250
Sauer Shanghai Hydraulic Transmission Company	3,248	2,310
Sauer-Danfoss-Daikin, Ltd.	6,452	5,270
TSD Integrated Controls LLC	687	542
Daikin-Sauer-Danfoss Manufacturing, Ltd.	4,073	—
Comatrol S.p.A.	—	1,981
Total	$39,927	$32,353

The Company has a limited partnership agreement that indicates a termination date of December 31, 2035. This entity is consolidated in the Company’s financial statements. The agreement indicates that if the partnership were to terminate the assets would be distributed in accordance with each partner’s ownership percentage. In accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, management of the Company has estimated the current market value of the partnership. Based on this estimate, if the partnership were to terminate the Company would distribute approximately $80,000 to the minority interest owner.

Until May 3, 2000, the Company was the general partner and 80% owner of the German Operating Company. The Murmann Limited Partners had certain rights, which included an annual cash payment equal to 7.6% of the income of Sauer Inc. and subsidiaries before taxes and the Murmann Limited Partnership Interests and the right to consent to certain actions of the German Operating Company. However, the Company had the right to elect by the action of its independent directors or the holders of its common stock other than the Murmann family to terminate the Murmann Limited Partnership Interests in exchange for 2,250 shares of common stock of Sauer Inc. As such, the Company controlled and consolidated the German Operating Company.

As a result of the Danfoss Fluid Power acquisition, the Company elected, by the action of its independent directors, to terminate the limited partnership interests. Pursuant to the terms of the agreement creating the limited partnership, in exchange for the termination of the limited partnership interests, the Company issued 2,250 shares of its common stock and paid the balance of the current accounts of the Limited Partners of $3,873. The difference between the fair market value of the shares

III-54

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(10) Minority Interests: (Continued)

issued and the historical basis of the limited partnership interest was considered to be a deemed dividend of $17,337 under common control accounting. In addition, the agreement required the Company to pay an amount in cash equal to the income tax payable as a result of the exchange of the shares of common stock of the Company for the limited partnership interests, but not to exceed 11,942 euros, $16,241 at December 31, 2004, using an exchange rate of 1.36 euros to the U.S. dollar. As of December 31, 2002, the Company had paid $3,254 toward this tax liability. However, as of that date, the Murmann Limited Partners were in dispute in the German tax courts over the total amount of tax liability related to this transaction. In 2003, the Murmann Limited Partners incurred an additional tax liability of $621, which the Company, pursuant to the terms of the agreement, paid to the Murmann Limited Partners. The Company recorded this amount as a deemed dividend in 2003.

(11) Accumulated Other Comprehensive Income (Loss):

The changes in accumulated other comprehensive income (loss) for the years ended December 31, 2002, 2003, and 2004 follows:

	Currency Translation	Pension Adjustment	Hedging Activities	Accumulated Other Comprehensive Income (Loss)
Balance as of January 1, 2002	$(14,961)	$(702)	$—	$(15,663)
Change in period	20,935	(2,003)	1,427	20,359
Income tax benefit	—	650	—	650
Balance as of December 31, 2002	5,974	(2,055)	1,427	5,346
Change in period	35,325	(2,370)	(1,360)	31,595
Income tax benefit	—	435	—	435
Balance as of December 31, 2003	41,299	(3,990)	67	37,376
Change in period	32,527	(9,458)	(674)	22,395
Income tax benefit	—	1,803	136	1,939
Balance as of December 31, 2004	$73,826	$(11,645)	$(471)	$61,710

III-55

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(12) Long-Term Incentive Plan:

The Company’s Long-Term Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, performance units, performance shares and other incentive awards to officers and key employees and for the reimbursement to certain participants for the personal income tax liability resulting from such awards. The total number of shares of common stock that may be subject to awards or be issued under the Long-Term Incentive Plan shall not exceed 2,400 shares, of which no more than 1,200 shares may be issued as restricted stock.

The Company also has a Nonemployee Director Stock Option and Restricted Stock Plan which permits the granting of non-qualified stock options and restricted common stock to directors of the Company who are not employees of the Company. The total number of shares of common stock to be issued under this plan shall not exceed 250 shares.

Prior to 2003, the Company accounted for employee stock awards under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” prospectively to all employee awards granted, modified, or settled after January 1, 2003. Awards previously made under the Non-employee Director Stock Option and Restricted Stock plan vested over a three-year period and the effect of applying the fair value recognition provisions of SFAS No. 123 were not considered significant. The Company selected the prospective method under SFAS No. 148 for reporting this change in accounting principle.

On February 25, 2004 the Board of Directors approved granting 323 performance units under the Plan to replace all performance units and stock options previously granted, as the original targets established for those grants were no longer deemed reasonable due to unforeseen economic conditions. In addition, on that date, the Board of Directors approved granting an additional 385 performance units under the Plan. The performance units vest over one to three years and entitle the participants to receive an amount equal to the Company’s dividends during the vesting period. The settlement of performance units is in shares of company stock or cash as determined by the Compensation Committee of the Board of Directors.

Compensation cost related to the units to be distributed in company stock and in cash has been recognized based on the fair value of the equity instruments at the performance unit grant date and fair value at December 31, 2004, respectively. Compensation cost for the remaining performance units continues to be recognized over the vesting period using the estimate that one-third of the units will settle in cash and two-thirds of the units will be settled by distributed stock. The liability for the portion of the units expected to be settled in cash is adjusted based on fluctuations in the market price of company stock over the vesting period. Compensation expense for the units expected to be settled in company shares is measured based on the market price of the stock at date of grant, with an offsetting increase to additional

III-56

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(12) Long-Term Incentive Plan: (Continued)

paid in capital. During 2003 and 2002 the Company awarded performance units to employees totaling 306 and 242, respectively. As noted above, the 2004 performance units awarded replaced the performance units awarded in 2003 and 2002. Compensation expense recognized in selling, general, and administrative expenses in conjunction with the performance units outstanding was $10,458, $368 and $985 in 2004, 2003 and 2002, respectively.

On March 5, 2003, the Board granted 339 stock options to certain members of management. As discussed above, the stock options were replaced by performance units in 2004. At December 31, 2003, 339 stock options were outstanding and none of the options were exercisable. The Company recognized compensation expense for stock options over the vesting period based on its best estimate of the number of options that were expected to ultimately vest. Expense recognized in 2003 related to the stock options was $177.

Under the Nonemployee Director Stock Option and Restricted Stock Plan the Company awarded 14, 13, and 8 shares of restricted stock to nonemployee directors in 2004, 2003, and 2002, respectively. The restricted stock awards entitle the participants to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. The value of each award was established based on the market value of the stock as of the grant date. The shares vest over three years. Unearned compensation related to the restricted stock is shown as a reduction of stockholders’ equity in the accompanying consolidated balance sheets and is being amortized ratably over the vesting period of the grants. Unearned compensation was computed based on the market value of the restricted shares. Compensation expense recognized in conjunction with the restricted stock outstanding in 2004, 2003, and 2002 amounted to $128, $98, and $71, respectively.

(13) Related Party Transactions:

In connection with the acquisition of Danfoss Fluid Power on May 3, 2000, the Company entered into several agreements with Danfoss A/S to purchase ongoing operational services from Danfoss A/S. These services include rental of shared facilities, administrative support and information technology support. These fees are paid on a monthly basis. Total expense recognized for goods and services purchased from Danfoss A/S for 2004, 2003, and 2002 was approximately $51,800, $47,300, and $36,900, respectively. At December 31, 2004 approximately $12,000 owed to Danfoss, A/S is included in accounts payable on the consolidated balance sheet. Payments required under these agreements as of December 31, 2004, during the years ending 2005 though 2009 and for years thereafter, are $7,603, $7,486, $7,397, $7,293, $7,282, and $38,839, respectively.

III-57

Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(13) Related Party Transactions: (Continued)

The Company purchases inventory components from Shanghai Hydraulics and Pneumatics, a minority interest owner in an entity included in the Company’s  consolidated financial statements. Purchases were approximately $2,600, $1,600, and $1,300 in 2004, 2003,  and 2002, respectively.

In addition, the Company sold product totaling approximately $6,000 in 2004, to Daikin Industries Ltd. (Daikin)., a minority interest owner in an entity consolidated by the Company.  The Company also purchases inventory components and ongoing operational services from Daikin. These services include shared facilities and administrative support. Total expense recognized for goods and services purchased from Daikin in 2004 was approximately $6,900.

The Company had advertising expense of $150 and $300 in 2004 and 2003, respectively, to sponsor a competitive sailing yacht owned by a director of the Company.

(14) Commitments, Contingencies, and Guarantees:

The Company leases certain facilities and equipment under operating leases, many of which contain renewal options. Total rental expense on all operating leases during 2004, 2003, and 2002, was $19,615, $15,132, and $11,513, respectively.

Minimum future rental commitments under all noncancelable operating leases as of December 31, 2004, during the years ending 2005 through 2009 and for the years thereafter, are $12,318, $10,759, $5,801, $2,420, $1,853, and $24,676, respectively.

The Company also leases certain facilities and equipment under capital leases. The liability related to these capital leases is included in current other accrued liabilities and other long-term liabilities on the consolidated balance sheets. Minimum future lease payments under all noncancelable capital leases as of December 31, 2004, during the years ending 2005 through 2009 and for the years thereafter, are $1,350, $1,140, $1,134, $1,134, $1,134, and $16,612, respectively.

The Company, from time to time, is involved in various legal matters considered normal in the course of its business. The Company intends to vigorously defend against all such claims. It is the Company’s policy to accrue for amounts related to these matters if it is probable that a liability has been incurred and an amount can be reasonably estimated. Although the outcome of such matters cannot be predicted with certainty and no assurances can be given with respect to such matters, the Company believes that the outcome of these matters in which it is currently involved will not have a materially adverse effect on its results of operations, liquidity or financial position.

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Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(15) Quarterly Financial Data (Unaudited):

Summarized quarterly data is set forth in the following table:

	Quarter
	First	Second	Third	Fourth	Total
2004
Net sales	$361,054	$379,117	$324,729	$339,259	$1,404,159
Gross profit	87,677	106,187	77,811	74,409	346,084
Net income (loss)	11,023	21,607	7,744	(7,188)	33,186
Basic and diluted net income (loss) per common share	$0.23	$0.46	$0.16	$(0.15)	$0.70
2003
Net sales	$300,425	$308,462	$255,370	$262,517	$1,126,774
Gross profit	71,674	77,295	51,964	51,431	252,364
Net income (loss)	10,165	11,262	(2,229)	(7,965)	11,233
Basic and diluted net income (loss) per common share (1)	$0.21	$0.24	$(0.05)	$(0.17)	$0.24
2002
Net sales	$243,048	$264,117	$223,920	$221,223	$952,308
Gross profit	58,932	67,984	47,474	44,602	218,992
Net income (loss)	6,688	9,327	(586)	(1,724)	13,705
Basic and diluted net income (loss) per common share	$0.14	$0.20	$(0.01)	$(0.04)	$0.29

(1)          Basic and diluted net income (loss) per common share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly basic and diluted net income (loss) per common share may not agree to the annual total.

(16) Segment and Geographic Information:

The Company reports its operating segments around its various product lines of Propel, Work Function and Controls. Propel products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle. Work Function products include steering motors as well as gear pumps and motors that transmit power for the work functions of the vehicle. Controls products include electrohydraulic controls, microprocessors, electric motors, and valves that control and direct the power of a vehicle. Segment costs in Global Services relate to internal global service departments and include costs such as consulting for special projects, tax and accounting fees paid to outside third parties, certain insurance premiums and amortization of intangible assets from certain business combinations.

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Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(16) Segment and Geographic Information: (Continued)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates individual segment performance based on segment income or loss defined as the respective segment’s portion of the total Company's net income, excluding net interest expense, income taxes, minority interest, and equity in net earnings of affiliates. The following table presents the significant items by operating segment for the results of operations for the years ended December 31, 2004, 2003, and 2002, respectively:

				Global
	Propel	Work Function	Controls	Services	Total
2004
Trade sales	$656,482	$412,046	$335,631	$—	$1,404,159
Segment income (loss)	91,316	21,828	24,687	(49,973)	87,858
Interest expense					(18,403)
Interest income					988
Minority interest and equity income					(21,522)
Income before income taxes					48,921
Depreciation and amortization expense	34,564	24,466	14,789	8,544	82,363
Total assets	417,684	340,272	269,378	184,247	1,211,581
Capital expenditures	28,156	21,838	14,122	15,141	79,257
2003
Trade sales	$505,012	$345,536	$276,226	$—	$1,126,774
Segment income (loss)	50,101	9,287	13,659	(29,483)	43,564
Interest expense					(18,748)
Interest income					1,348
Minority interest and equity income					(15,405)
Income before income taxes					10,759
Depreciation and amortization expense	34,100	23,563	14,614	8,100	80,377
Total assets	375,977	301,066	234,896	189,815	1,101,754
Capital expenditures	16,056	18,102	14,634	11,199	59,991
2002
Trade sales	$440,221	$294,952	$217,135	$—	$952,308
Segment income (loss)	47,269	19,046	5,804	(22,879)	49,240
Interest expense					(22,510)
Interest income					5,291
Minority interest and equity income					(11,099)
Income before income taxes					20,922
Depreciation and amortization expense	32,586	19,469	10,950	9,588	72,593
Total assets	351,458	264,107	188,291	166,659	970,515
Capital expenditures	10,936	17,000	10,581	3,761	42,278

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Sauer-Danfoss Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2004, 2003, and 2002
(in thousands, except per share data)

(16) Segment and Geographic Information: (Continued)

A summary of the Company’s net sales and long-lived assets by geographic area is presented below:

	Net Sales (1)			Long-Lived Assets (2)
	2004	2003	2002	2004	2003
United States	$598,007	$455,520	$418,692	$169,896	$183,609
Germany	134,513	108,654	87,234	77,267	70,001
Italy	100,072	82,663	65,254	34,006	29,397
France	76,142	60,963	46,311	1,092	1,080
Japan	60,896	43,820	35,379	3,962	2,396
United Kingdom	57,448	50,420	51,468	23,290	24,196
Sweden	52,475	42,788	34,024	6,731	4,501
Denmark (3)	22,187	19,020	15,090	218,736	193,530
Slovakia (3)	1,223	1,021	1,063	58,117	52,669
Other countries	301,196	261,905	197,793	59,382	67,903
Totals	$1,404,159	$1,126,774	$952,308	$652,479	$629,282

(1)          Net sales are attributed to countries based on location of customer.

(2)          Long-lived assets include property, plant and equipment net of accumulated depreciation, goodwill, intangible assets net of accumulated amortization, and certain other long-lived assets.

(3)          Majority of this country’s sales are shipped outside of the home country where the product is produced.

No single customer accounted for 10% or more of total consolidated sales in any year presented.

(17) Subsequent event:

In February 2005 the Compensation Committee of the Board of Directors determined that the remaining performance units outstanding would be completely settled in company stock, but a value withheld to meet the minimum statutory withholding requirements of the Company in the countries where the individual participants pay tax. In accordance with SFAS No. 123R, “Share-Based Payment,” which the Company will adopt in 2005, this change represents a modification of the original award and therefore these units will be accounted for as equity units with compensation expense recognized based on the fair value of the Company’s stock price at the modification date. The liability accrued at the date of modification will be reclassified as additional paid-in capital upon modification of the awards.

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Report of Management

Management Oversight

Sauer-Danfoss believes that good corporate governance promotes ethical business practices, demands meticulous accounting policies and procedures, and includes a structure with effective checks and balances. The management of Sauer-Danfoss Inc. is responsible for the integrity and objectivity of the financial information presented in this annual overview report. Sauer-Danfoss believes that the consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States applying certain estimates and judgments as required.

Our management is responsible for establishing and maintaining a system of internal controls over financial reporting. This system is augmented by written policies and procedures, careful selection and training of financial management personnel, a continuing management commitment to the integrity of the system, and through examinations by an internal audit function that coordinates its activities with the Company’s independent auditors.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal controls over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.

Independent Oversight

All of our directors are skilled business leaders. The members of the Board and each committee have express authority to retain outside advisors. The Board and each committee perform annual self-evaluations in order to assess their performance and to ensure that the Board and committee structure is providing effective oversight of corporate management.

Our Audit Committee is composed entirely of independent outside directors. The Committee meets periodically with management, internal auditors, and the independent auditors, both separately and jointly, to discuss internal accounting controls and the quality of financial reporting. To ensure complete independence, the internal auditors and representatives of KPMG LLP have full access to meet with the Audit Committee, with or without management representatives present, to discuss the results of their audits and their opinions on the adequacy of internal controls and the quality of financial reporting. The Audit Committee has the direct responsibility for the appointment of the independent accounting firm to be retained for the coming year, subject to stockholder approval.

Disclosure Controls

We have established rigorous procedures to ensure that we provide complete and accurate disclosure in our publicly filed documents. Our Disclosure Committee, made up of key individuals from various corporate functions, has been in place for the past few years. This Committee meets at least quarterly to review public filings, and earnings releases, and to discuss any potential disclosure issues that may arise. We have established a “whistle-blower” hotline for employees, customers, suppliers or any stakeholder

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anywhere in the world to anonymously submit any concern they may have regarding corporate controls or ethical breaches. All complaints are investigated, and where necessary, concerns involving our financial statements, public disclosures or management are directed to our Audit Committee.

Code of Legal and Ethical Business Conduct

The Sauer-Danfoss Code of Legal and Ethical Business Conduct is based not just solely on what we have a right to do, but even more importantly, on what is the right thing to do. Annually, we reiterate the vital importance of our Code of Legal and Ethical Business Conduct by requiring employees is key functional areas to certify their compliance with the standards of the Code.

David J. Anderson	Karl J. Schmidt
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer and Treasurer

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Report of Independent Registered Public Accounting Firm

To the Shareholders of Sauer-Danfoss Inc.:

We have audited the accompanying consolidated balance sheets of Sauer-Danfoss Inc. (a Delaware corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sauer-Danfoss Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

As described in note 12 to the consolidated financial statements, in 2003 the Company changed its method of accounting for stock compensation expense. As described in note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangibles.

We also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring  Organizations of the Treadway Commission (COSO), and our report dated March 14, 2005, expressed an unqualified opinion on management’s assessment of, and effective operation of, internal control over financial reporting.

/s/ KPMG LLP
Des Moines, Iowa
March 14, 2005

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Report of Independent Registered Public Accounting Firm

The Board of Directors and
Stockholders of Sauer-Danfoss Inc:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that Sauer-Danfoss Inc. (a Delaware corporation) and subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Sauer-Danfoss Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, the Company maintained in all material respects, effective internal control over financial reporting as of December 31,

III-65

2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Sauer-Danfoss Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 14, 2005 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Des Moines, Iowa
March 14, 2005

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Selected Financial Data
(in thousands, except per share and employee data)

	2004	2003	2002	2001	2000(1)
Operating Data:
Net Sales	$1,404,159	$1,126,774	$952,308	$855,279	$782,537
Gross profit	346,084	252,364	218,992	192,586	199,427
Selling, general and administration	200,142	156,658	128,646	122,803	98,176
Research and development	51,913	43,456	37,806	38,054	29,874
Loss on disposal of fixed assets	2,119	5,328	381	618	—
Total operating expenses	254,174	205,442	166,833	161,475	128,050
Total interest expense, net	17,415	17,400	17,219	17,377	11,194
Net income	33,186	11,233	13,705	4,336	25,959
Per Share Data:
Income per common share, basic and diluted	$0.70	$0.24	$0.29	$0.09	$0.66
Cash dividends declared per share	$0.34	$0.28	$0.28	$0.28	$0.28
Weighted average basic shares outstanding	47,409	47,401	47,395	46,977	39,216
Weighted average diluted shares outstanding	47,510	47,516	47,404	46,980	39,217
Balance Sheet Data:
Inventories	$241,562	$198,870	$164,686	$141,652	$146,232
Property, plant and equipment, net	478,543	452,913	435,102	422,467	422,695
Total assets	1,211,581	1,101,754	970,515	884,254	840,672
Total debt	345,092	355,451	318,293	298,799	245,739
Stockholders’ equity	444,075	397,214	367,331	345,822	341,431
Debt to debt plus equity(2)	41.6%	45.3%	44.7%	44.6%	39.8%
Other Data:
Backlog (at year-end)	$508,325	$408,605	$382,815	$319,905	$375,052
Depreciation and amortization	82,363	80,377	72,593	69,911	53,629
Capital expenditures	79,257	59,991	42,278	69,697	67,931
EBITDA(3)	170,221	123,941	121,833	102,122	117,052
Cash flows from (used in):
Operating activities	124,812	95,558	98,283	67,266	81,859
Investing activities	(75,546)	(64,989)	(66,272)	(110,143)	(62,305)
Financing activities	(53,330)	(28,833)	(34,417)	33,497	5,406
Number of employees (at year-end)	8,275	7,409	7,207	6,790	6,733

(1)          Includes results of Danfoss Fluid Power since May 3, 2000.

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(2)          The debt to debt plus equity ratio represents the percentage of total capital attributable to external financing. As such, the denominator of the ratio includes the total debt and stockholders’ equity shown here as well as the minority interest presented on the balance sheet.

(3)          EBITDA represents net income plus net interest expense, income tax expense (benefit), depreciation and amortization, and minority interest. EBITDA may not be comparable to similarly titled measures reported by other companies. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which is determined in accordance with accounting principles generally accepted in the United States of America, it is included herein to provide additional information as management of the Company feels it provides an indication with respect to the ability of Sauer-Danfoss to meet its future debt service, capital expenditures, and working capital requirements. The following table further demonstrates how EBITDA is derived from cash flows from operating activities:

	2004	2003	2002	2001	2000
Cash flows from operating activities	$124,812	$95,558	$98,283	$67,266	$81,859
Cumulative effect of change in accounting principle	—	—	(695)	—	—
Increase (decrease) in working capital, excluding effects of acquisitions
Accounts receivable, net	30,780	5,542	(2,763)	(4,028)	(15,433)
Inventories	24,287	7,616	(1,146)	(11,404)	20,928
Accounts payable	(22,705)	(6,121)	(2,465)	16,525	6,936
Accrued liabilities	(10,191)	(6,188)	(4,106)	(322)	(17,845)
Deferred income taxes and other	(9,912)	10,608	10,289	14,092	12,185
Interest expense, net	17,415	17,400	17,219	17,377	11,194
Tax expense (benefit)	15,735	(474)	7,217	2,616	17,228
EBITDA	$170,221	$123,941	$121,833	$102,122	$117,052

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Chairman, Vice Chairman and Chairman Emeritus	Board of Directors

JØrgen M. Clausen	Ole Steen Andersen
Chairman	Executive Vice President and Chief Financial
Officer—Danfoss A/S
Sven Murmann
Vice Chairman	David J. Anderson[1]
President and Chief Executive Officer—Sauer-
Klaus H. Murmann	Danfoss Inc.
Chairman Emeritus
JØrgen M. Clausen[1,2]
Executive Officers	President and Chief Executive Officer—Danfoss
A/S
David J. Anderson
President and Chief Executive Officer	Nicola Keim
Lawyer by Profession
Hans J. Cornett
Executive Vice President—Sales and Marketing	Johannes F. Kirchhoff[3]
Managing Director—FAUN Umwelttechnik
Karl J. Schmidt	GmbH & Co. KG
Executive Vice President and Chief Financial
Officer, Treasurer	Hans Kirk
Executive Vice President and Chief Operating
James R. Wilcox	Officer—Danfoss A/S
Executive Vice President and Chief Operating
Officer	F. Joseph Loughrey[3]
Executive Vice President—Cummins Inc.
Ronald C. Hanson	President—Engine Business
Vice President—Human Resources
Klaus H. Murmann[2]
Thomas K. Kittel	Chairman Emeritus—Sauer-Danfoss Inc.
Vice President—Propel Products
Sven Murmann[1]
Henrik Krabsen	Managing Director—Sauer Holding GmbH
Vice President—Valves
Steven H. Wood[3]
Finn Lyhne	Vice President and Corporate
Vice President—Work Function Products	Controller—Metaldyne Corporation

Kenneth D. McCuskey
Vice President and Chief Accounting Officer,
Secretary

Albert Zahalka
Vice President—Mobile Electronics	[1] Member of Executive Committee
[2] Member of Nominating Committee
[3] Member of Audit Committee and Compensation Committee

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Corporate Data

Stockholder Information

Annual Meeting
The annual meeting of Company stockholders will be held at 8:30 a.m. on April 27, 2005 at:

Eagle Creek Resort
Eagle Creek State Park
Findlay, Illinois 62534

Transfer Agent

Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, Minnesota 55075
Phone: 800-468-9716

For information about accounts, stock certificates, transfers or dividend checks, contact Wells Fargo Stock Transfer, Shareowner Relations.

Website: http//www.wellsfargo.com/shareownerservices

Investor Relations

In the U.S.: Kenneth D. McCuskey Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa 50010 Phone: 515-2339-6364 e-mail: kmccuskey@sauer-danfoss.com	In Europe: John N. Langrick Sauer-Danfoss Inc. Krokamp 35 24539 Neumünster Germany Phone: 49 4321 871 190 e-mail: jlangrick@sauer-danfoss.com

Company Website

www.sauer-danfoss.com

Stock Exchanges
Sauer-Danfoss Inc. common stock is listed on the New York Stock Exchange (SHS) and on the Frankfurt Germany Stock Exchange (SAR).

Form 10-K

The Form 10-K annual report to the Securities and Exchange Commission is available to stockholders upon written request to Sauer-Danfoss Inc. Investor Relations.

Independent Registered Public Accounting Firm
KPMG LLP
Des Moines, Iowa

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ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 27, 2005

8:30 a.m. local time

EAGLE CREEK RESORT

Eagle Creek State Park

Findlay, Illinois 62534

Sauer-Danfoss Inc.	proxy
250 Parkway Drive, Suite 270
Lincolnshire, Illinois 60069

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 27, 2005.

The shares of Common Stock of Sauer-Danfoss Inc. you are entitled to vote will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees for director listed on the reverse side and “FOR” Item 2.

By signing the proxy, you revoke all prior proxies and appoint JØrgen M. Clausen, Klaus H. Murmann and David J. Anderson, and each of them, with full power of substitution, as proxies to vote your shares on the matters shown on the reverse side, and in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 26, 2005, the day prior to the meeting.

•                  Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/shs/ — QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 26, 2005, the day prior to the meeting.

•                  Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Sauer-Danfoss Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

 Please detach here

The Board of Directors Recommends a Vote FOR all Nominees listed below and FOR Item 2.

1. Election of directors:	01 Ole Steen Andersen	06 Hans Kirk	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	02 David J. Anderson	07 F. Joseph Loughrey
	03 JØrgen M. Clausen	08 Klaus H. Murmann
	04 Nicola Keim	09 Sven Murmann
	05 Johannes F. Kirchhoff	10 Steven H. Wood

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR ITEM 2.

Address Change? Mark Box	☐	Date
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.